As filed with the Securities and Exchange Commission on August 11, 2021

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BROOKFIELD RENEWABLE PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Bermuda	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

73 Front Street, 5th Floor

Hamilton, HM 12, Bermuda

+1 (441) 294-3309

(Address and telephone number of Registrant’s principal executive offices)

Brookfield Power US Holding America Co.

200 Liberty Street, 14th Floor

New York, New York 10281

(646) 992-2440

(Name, address and telephone number of agent for service)

Copies to:

Torys LLP

1114 Avenue of the Americas, 23rd Floor

New York, NY 10036

Attention: Mile T. Kurta

(212) 880-6000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging Growth Company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Limited Partnership Units	62,500,000 units(1)(2)(3)	$38.54(4)	$2,408,750,000(3)	$262,794.63(4)

(1)

Represents the maximum number of the Registrant’s non-voting limited partnership units (“LP units”) to be issued by the Registrant or to be delivered by Brookfield Renewable Corporation (“BEPC”) or Brookfield Asset Management Inc. (“Brookfield”), in each case in connection with the exchange, redemption or acquisition, as applicable, from time to time of class A exchangeable subordinate voting shares (“exchangeable shares”) of BEPC.

(2)

Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional LP units as may be issuable as a result of unit splits, unit dividends or similar transactions.

(3)

In accordance with Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus contained herein is a combined prospectus that relates to and will be used in connection with the issue by the Registrant or the delivery by BEPC or Brookfield of (i) 62,500,000 LP units registered hereby and (ii) 179,295,083 LP units (as adjusted to reflect the Registrant’s 3-for-2 forward stock split completed on December 14, 2020) registered pursuant to the registration statement on Form F-3 (File No. 333-237996), which was declared effective on July 29, 2020 (the “Prior Registration Statement”), which LP units, to the Registrant’s knowledge, have not been issued or delivered by the registrant, BEPC or Brookfield as of the date hereof.

(4)

Pursuant to Rule 429 under the Securities Act, the securities covered by the prospectus filed as part of this registration statement include the securities of the registrant that were registered pursuant to the Prior Registration Statement. A registration fee of $699,515.05 was previously paid on May 4, 2020 in connection with the Prior Registration Statement. As a result, a filing fee of $262,794.63 is being paid in connection with this registration statement, which is estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices of the LP units as reported on the New York Stock Exchange on August 10, 2021.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to the provisions of Rule 429 under the Securities Act, the prospectus contained in this registration statement also relates to the Registrant’s registration statement on Form F-3 (File No. 333-237996). Upon effectiveness, this registration statement will also act as a post-effective amendment to such earlier registration statement.

EXPLANATORY NOTE

On May 4, 2020, Brookfield Renewable Partners L.P. (the “Partnership”) filed a registration statement (the “Prior Registration Statement”) on Form F-3 (File No. 333-237996) with the U.S. Securities and Exchange Commission (the “SEC”) related to the issuance and/or delivery of an aggregate of 179,400,000 (as adjusted to reflect the Partnership’s 3-for-2 forward stock split completed on December 14, 2020) of its non-voting limited partnership units (“LP units”) in connection with the exchange, redemption or acquisition, as applicable, from time to time of class A exchangeable subordinate voting shares (“exchangeable shares”) of Brookfield Renewable Corporation (“BEPC”). The Prior Registration Statement was subsequently declared effective by the SEC on July 29, 2020. Pursuant to Rule 429 under the Securities Act of 1933 (the “Securities Act”), this registration statement, which is a new registration statement, combines the 179,295,083 LP units from the Prior Registration Statement, which remain unissued, with an additional 62,500,000 LP units, all of which are registered hereby for issuance and/or delivery, as applicable, by the Partnership, BEPC and/or Brookfield Asset Management Inc., to enable an aggregate of 241,795,083 LP units to be issued or delivered pursuant to the combined prospectus. Pursuant to Rule 429 under the Securities Act, this registration statement also constitutes a post-effective amendment to the Prior Registration Statement, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(c) of the Securities Act.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Dated August 11, 2021.

BROOKFIELD RENEWABLE PARTNERS L.P.

241,795,083 Limited Partnership Units

This prospectus relates to up to 241,795,083 non-voting limited partnership units (the “LP units”) of Brookfield Renewable Partners L.P. (the “Partnership,” or “we”, “us” and “our”) that may be issued by the Partnership or delivered by Brookfield Renewable Corporation (“BEPC”) to satisfy any exchange, redemption or acquisition of class A exchangeable subordinate voting shares (the “exchangeable shares”) of BEPC (including, if applicable, in connection with liquidation, dissolution or winding up of BEPC). 179,295,083 of the LP units, which remain unissued, were previously registered pursuant to the Partnership’s registration statement on Form F-3 (File No. 333-237996), which was declared effective by the Securities and Exchange Commission (the “SEC”) on July 29, 2020 (the “Prior Registration Statement”). Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), this prospectus updates the Prior Registration Statement and includes the LP units previously registered by the Partnership pursuant to such Prior Registration Statement.

Brookfield Asset Management Inc. (“Brookfield” or the “selling unitholder”) has also agreed that, in the event that neither BEPC nor the Partnership has satisfied an exchange request by a holder of Exchangeable Shares, then Brookfield, as selling unitholder, will satisfy until July 30, 2027 (and as will be automatically renewed for successive periods of two years, unless Brookfield provides the rights agent (as defined herein) with written notice of termination in accordance with the terms of the Rights Agreement (as defined herein)) such exchange requests by paying such cash amount or delivering such LP units (up to 241,795,083 LP units) pursuant to this prospectus, which includes the LP units previously registered by the Partnership pursuant to the Prior Registration Statement.

Each exchangeable share is exchangeable at the option of the holder thereof for one LP unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of our group (as defined herein)), as more fully described in this prospectus.

None of the Partnership, BEPC or Brookfield will receive any cash proceeds from the issuance or delivery of any LP units upon exchange, redemption or acquisition, as applicable, of exchangeable shares pursuant to this prospectus.

The LP units are listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “BEP” and the Toronto Stock Exchange (“TSX”) under the symbol “BEP.UN.” On August 10, 2021, the closing price of the LP units was $38.54 per unit on the NYSE and C$48.24 per unit on the TSX.

Investing in the LP units involves risks. Please see “Risk Factors” beginning on page 3 of this prospectus, and in similarly-captioned sections in the documents incorporated by reference herein, for a discussion of risk factors you should consider before investing in the LP units.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we have filed with the SEC under the Securities Act with respect to LP units to be issued or delivered, from time to time, in connection with the exchange, redemption or acquisition, if any, of exchangeable shares (including in connection with liquidation, dissolution or winding up of BEPC). The term registration statement means the Prior Registration Statement and any and all amendments including the schedules and exhibits to the Prior Registration Statement and this registration statement, which is combined with the Prior Registration Statement pursuant to Rule 429 under the Securities Act. We, BEPC or the selling unitholder may issue or deliver, as the case may be, to holders of exchangeable shares, at any time and from time to time, LP units in exchange for exchangeable shares under circumstances that are more fully described in this prospectus. As allowed by the SEC rules, this prospectus does not contain all the information included in the registration statement. For further information, you are referred to the registration statement, including its exhibits, as well as any prospectus supplement and any documents incorporated by reference herein or therein.

You should read this prospectus together with any applicable prospectus supplement thereto, and in any free writing prospectus that we may provide to you, and any documents incorporated by reference herein or therein and any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” and “Incorporation by Reference” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. The information in this prospectus or any document incorporated by reference herein by reference is accurate only as of the date contained on the cover of such documents. Neither the delivery of this prospectus nor any delivery of LP units made under this prospectus will, under any circumstances, imply that the information in this prospectus is correct as of any date after this prospectus. Our business, financial condition and results of operations may have changed since that date. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus and any accompanying prospectus supplement, and in any free writing prospectus that we may provide to you. We and the selling unitholder have not authorized anyone else to provide you with other information. We and the selling unitholder are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Unless the context requires otherwise, when used in this prospectus, the terms “Brookfield Renewable,” “we,” “us,” “our” and “our group” refer to the Partnership collectively with its subsidiary entities and operating entities, including Brookfield Renewable Energy L.P. (“BRELP”), BRP Bermuda Holdings I Limited, Brookfield BRP Holdings (Canada) Inc., Brookfield BRP Europe Holdings (Bermuda) Limited, Brookfield Renewable Investments Limited and BEPC. The term “General Partner” refers to Brookfield Renewable Partners Limited, the Partnership’s general partner. The term “Brookfield” refers to Brookfield Asset Management Inc. and its subsidiaries (other than Brookfield Renewable).

The financial information contained in or incorporated by reference this prospectus and any prospectus supplement, unless otherwise indicated, is presented in U.S. dollars and, unless otherwise indicated, has been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference in this prospectus contain certain “forward-looking statements” and “forward-looking information” within the meaning of applicable U.S. and Canadian securities laws. Forward-looking statements may include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Forward-looking statements in this prospectus and the documents incorporated by reference in this prospectus include statements regarding the quality of Brookfield Renewable’s assets and the resiliency of the cash flow they will generate, Brookfield Renewable’s anticipated financial performance and payout ratio, future commissioning of assets, contracted nature of our portfolio, technology diversification, acquisition opportunities, expected completion of acquisitions and dispositions, including the acquisition, together with our institutional partners and Apple Inc.’s China renewable energy fund, of a 55% stake in a 213 MW contracted portfolio of wind assets in China and the pending sale of our 391 MW wind portfolio in the United States, financing and refinancing opportunities, BEPC’s eligibility for index inclusion, BEPC’s ability to attract new investors as well as the future performance and prospects of BEPC and the Partnership, economic recovery, achieving long-term average generation, project development and capital expenditure costs, energy policies, economic growth, growth potential of the renewable asset class, the future growth prospects and distribution profile of Brookfield Renewable and Brookfield Renewable’s access to capital. In some cases, forward looking statements can be identified by the use of words such as “plans”, “expects”, “scheduled”, “estimates”, “intends”, “anticipates”, “believes”, “potentially”, “tends”, “continue”, “attempts”, “likely”, “primarily”, “approximately”, “endeavors”, “pursues”, “strives”, “seeks”, “targets”, “believes”, or variations of such words and phrases, or statements that certain actions, events or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved. These forward-looking statements and information are not historical facts but reflect our current expectations regarding future results or events and are based on information currently available to us and on assumptions we believe are reasonable.

Although we believe that our anticipated future results, performance or achievements expressed or implied by these forward-looking statements and information are based on reasonable assumptions and expectations, we cannot assure you that such expectations will prove to have been correct. You should not place undue reliance on forward-looking statements and information because they involve assumptions, known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by these forward-looking statements and information. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations and our plans and strategies may vary materially from those expressed in the forward-looking statements and forward-looking information herein.

The following summarizes some, but not all, of the risks incorporated by reference in this prospectus. Please carefully consider all of the information and risk factors discussed in this prospectus and the documents incorporated by reference for a more thorough description of these and other risks. Risk factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to, the following:

•

changes to hydrology at our hydroelectric facilities, to wind conditions at our wind energy facilities, to irradiance at our solar facilities or to weather generally, as a result of climate change or otherwise, at any of our facilities;

•	volatility in supply and demand in the energy markets;

•	our inability to re-negotiate or replace expiring power purchase agreements on similar terms;

•	increases in water rental costs (or similar fees) or changes to the regulation of water supply;

•	advances in technology that impair or eliminate the competitive advantage of our projects;

•	an increase in the amount of uncontracted generation in our portfolio;

•	industry risks relating to the power markets in which we operate;

•	the termination of, or a change to, the hydrological balancing pool administered by the government of Brazil;

•	increased regulation of our operations;

•	concessions and licenses expiring and not being renewed or replaced on similar terms;

•	our real property rights for wind and solar renewable energy facilities being adversely affected by the rights of lienholders and leaseholders that are superior to those granted to us;

•	increases in the cost of operating our plants;

•	our failure to comply with conditions in, or our inability to maintain, governmental permits;

•	equipment failures, including relating to wind turbines and solar panels;

•	dam failures and the costs and potential liabilities associated with such failures;

•	force majeure events;

•	uninsurable losses and higher insurance premiums;

•	adverse changes in currency exchange rates and our inability to effectively manage foreign currency exposure;

•	availability and access to interconnection facilities and transmission systems;

•	health, safety, security and environmental risks;

•	energy marketing risks;

•	disputes, governmental and regulatory investigations and litigation;

•	counterparties to our contracts not fulfilling their obligations;

•	the time and expense of enforcing contracts against non-performing counterparties and the uncertainty of success;

•	our operations being affected by local communities;

•	fraud, bribery, corruption, other illegal acts or inadequate or failed internal processes or systems;

•	some of our acquisitions may be of distressed companies, which may subject us to increased risks, including the incurrence of legal or other expenses;

•	our reliance on computerized business systems, which could expose us to cyber-attacks;

•	newly developed technologies in which we invest not performing as anticipated;

•	labor disruptions and economically unfavorable collective bargaining agreements;

•	our inability to finance our operations due to the status of the capital markets;

•	operating and financial restrictions imposed on us by our loan, debt and security agreements;

•	changes to our credit ratings;

•

our inability to identify sufficient investment opportunities and complete transactions, including the pending sale of our 391 MW wind portfolio in the United States, the acquisition, together with our institutional partners and Apple Inc.’s China renewable energy fund, of a 55% stake in a 213 MW contracted portfolio of wind assets in China;

•	the growth of our portfolio and our inability to realize the expected benefits of our transactions or acquisitions;

•	our inability to develop greenfield projects or find new sites suitable for the development of greenfield projects;

•

delays, cost overruns and other problems associated with the construction and operation of generating facilities and risks associated with the arrangements we enter into with communities and joint venture partners;

•

the election of Brookfield not to source acquisition opportunities for us and our lack of access to all renewable power acquisitions that Brookfield identifies, including by reason of conflicts of interest;

•	we do not have control over all our operations or investments;

•	political instability or changes in government policy;

•	foreign laws or regulation to which we become subject as a result of future acquisitions in new markets;

•	changes to government policies that provide incentives for renewable energy;

•	a decline in the value of our investments in securities, including publicly traded securities of other companies;

•	we are not subject to the same disclosure requirements as a U.S. domestic issuer;

•	the separation of economic interest from control within our organizational structure;

•

future sales and issuances of our LP units, our preferred LP units or securities exchangeable for LP units, including the exchangeable shares, or the perception of such sales or issuances, could depress the trading price of the LP units, preferred LP units or exchangeable shares;

•	the incurrence of debt at multiple levels within our organizational structure;

•	being deemed an “investment company” under the U.S. Investment Company Act of 1940, as amended;

•	the effectiveness of our internal controls over financial reporting;

•	our dependence on Brookfield and Brookfield’s significant influence over us;

•	the departure of some or all of Brookfield’s key professionals;

•	changes in how Brookfield elects to hold its ownership interests in Brookfield Renewable;

•	Brookfield acting in a way that is not in the best interests of Brookfield Renewable or its unitholders;

•	the severity, duration and spread of the COVID-19 outbreak, as well as the direct and indirect impacts that the virus may have;

•	broader impact of climate change;

•	failure of our systems technology;

•	any changes in the market price of the LP units or securities exchangeable into LP units;

•	the redemption of the exchangeable shares by BEPC at any time or upon notice from the holder of class B shares of BEPC (the “BEPC class B shares”); and

•

other factors described in the Annual Report (as defined herein in “Incorporation by Reference”), including those set forth under Item 3.D “Risk Factors”, Item 4.B “Business Overview” and Item 5.A “Operating Results”.

We caution that the foregoing list of summary risk factors that may affect future results is not exhaustive. The forward-looking statements represent our views as of the date of this prospectus and the documents incorporated by reference herein and should not be relied upon as representing our views as of any subsequent date. While we anticipate that subsequent events and developments may cause our views to change, we disclaim any obligation to update or revise any forward-looking statements or information, other than as required by applicable law. For further information on these known and unknown risks, please see Item 3.D “Risk Factors” in this prospectus and the risk factors included under Item 3.D “Risk Factors” in the Annual Report and other risks and factors that are described therein.

The risk factors included in this prospectus and in the documents incorporated by reference could cause our actual results and our plans and strategies to vary from our forward-looking statements and information. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements and information might not occur. We qualify any and all of our forward-looking statements and information by these risk factors. Please keep this cautionary note in mind as you read this prospectus and the documents incorporated by reference.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in LP units. You should read this entire prospectus carefully, including the “Risk Factors” section and the documents incorporated by reference herein.

Brookfield Renewable Partners L.P.

The Partnership is a Bermuda exempted limited partnership that was established on June 27, 2011 under the provisions of the Bermuda Partnership Acts. The Partnership’s registered and head office is 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda, and its telephone number is +1 441-294-3304.

The Partnership operates one of the world’s largest publicly traded, pure-play renewable power platforms. Brookfield Renewable’s portfolio consists of hydroelectric, wind, solar and storage facilities in North America, South America, Europe and Asia, and totals over 20,000 megawatts of installed capacity and an approximately 31,000 megawatt development pipeline. The LP units are listed on the NYSE and the TSX.

For additional information, please refer to the Annual Report.

Brookfield Renewable Corporation

BEPC is a Canadian corporation incorporated on September 9, 2019 under the laws of British Columbia and was established to be an alternative investment vehicle for investors who prefer owning securities through a corporate structure. The exchangeable shares are listed on the TSX and the NYSE under the symbol “BEPC”. The exchangeable shares were distributed to existing unitholders of the Partnership pursuant to a special distribution completed on July 30, 2020. While BEPC’s operations are primarily located in the United States, Brazil, Colombia, and Europe, shareholders will, on economic terms, have exposure to all regions that the Partnership operates in as a result of the exchange feature attaching to the exchangeable shares, whereby BEPC has the option to meet an exchange request by delivering cash or an LP unit.

BEPC’s registered and head office is 250 Vesey Street, 15th Floor, New York, New York, 10281-1023, and its telephone number is (212) 417-7000.

Each exchangeable share will receive identical dividends to the distributions paid on each LP unit, and is exchangeable at the option of the holder for one LP unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of our group), as more fully described in this prospectus. See “Exchanges of Exchangeable Shares for LP Units—Primary Exchange Rights—Adjustments to Reflect Certain Capital Events.”

Brookfield has also entered into a rights agreement (the “Rights Agreement”) pursuant to which Brookfield has agreed that, until July 30, 2027 (and as will be automatically renewed for successive periods of two years, unless Brookfield provides Wilmington Trust, National Association (the “rights agent”) with written notice of termination in accordance with the terms of the Rights Agreement), in the event that, on the applicable specified exchange date with respect to any subject exchangeable shares, (i) BEPC has not satisfied its obligation under its articles and notice of articles (“BEPC’s articles”) of delivering the LP units amount or its cash equivalent amount and (ii) we have not, upon our election in our sole and absolute discretion, acquired such subject exchangeable shares from the holder thereof and delivered the LP units amount or its cash equivalent, Brookfield will satisfy, or cause to be satisfied, the obligations pursuant to BEPC’s articles to exchange such subject exchangeable shares for the LP units amount or its cash equivalent. The holders of exchangeable shares have a right to receive the LP units amount or its cash equivalent in such circumstances.

The Partnership will pay all expenses of effecting the exchanges pursuant to this prospectus.

See “Exchanges of Exchangeable Shares for LP Units” for more information.

LP units

As of August 6, 2021, there were 274,944,130 LP units, 194,487,939 redeemable/exchangeable partnership units (“redeemable/exchangeable partnership units”) of BRELP and 172,206,840 exchangeable shares outstanding. The redeemable/exchangeable partnership units are subject to a redemption-exchange mechanism pursuant to which LP units may be issued in exchange for redeemable/exchangeable partnership units on a one for one basis. All of the redeemable/exchangeable partnership units are currently owned by Brookfield.

Tax Consequences of Exchanges and Ownership of LP units

Please see “Material Canadian Federal Income Tax Considerations” and “Material United States Federal Income Tax Considerations” for a summary of material Canadian and U.S. federal income tax considerations that may be relevant to holders of exchangeable shares if such holders exchange their exchangeable shares for LP units. Because the specific tax consequences to such holders will depend upon each of their specific circumstances, holders are strongly urged to consult their own tax advisor(s) regarding any Canadian and/or U.S. federal, state and local tax consequences specific to such holders.

RISK FACTORS

An investment in the LP units involves a high degree of risk. Before making an investment decision, you should carefully consider the risks incorporated by reference from our Annual Report and the other information incorporated by reference in this prospectus, as updated by our subsequent filings with the SEC, pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), and securities regulatory authorities in Canada, which are incorporated in this prospectus. The risks and uncertainties described therein and herein are not the only risks and uncertainties we face. In addition, please consider the following risks before making an investment decision: See “Where You Can Find More Information” and “Incorporation by Reference.”

Risks related to exchanging exchangeable shares for LP units

The exchange of exchangeable shares for LP units may result in the U.S. federal income taxation of any gain realized by a U.S. holder.

Depending on the facts and circumstances, a U.S. holder’s exchange of exchangeable shares for LP units may result in the U.S. federal income taxation of any gain realized by such U.S. holder. In general, a U.S. holder exchanging exchangeable shares for LP units pursuant to the exercise of the exchange right will recognize capital gain or loss (i) if the exchange request is satisfied by the delivery of LP units by Brookfield pursuant to the rights agreement or (ii) if the exchange request is satisfied by the delivery of LP units by BEPC and the exchange is, within the meaning of Section 302(b) of the Code (as defined herein), in “complete redemption” of the U.S. holder’s equity interest in BEPC, a “substantially disproportionate” redemption of stock, or “not essentially equivalent to a dividend”, applying certain constructive ownership rules that take into account not only the exchangeable shares and other equity interests in BEPC actually owned but also other equity interests in BEPC treated as constructively owned by such U.S. holder for U.S. federal income tax purposes. If an exchange request satisfied by the delivery of LP units by BEPC is not treated as a sale or exchange under the foregoing rules, then it will be treated as a distribution equal to the amount of cash and the fair market value of property received (such as LP units), taxable under the rules generally applicable to distributions on stock of a corporation.

In general, if the Partnership satisfies an exchange request by delivering LP units to a U.S. holder pursuant to the Partnership’s exercise of the Partnership call right (as defined herein), then the U.S. holder’s exchange of exchangeable shares for LP units will qualify as tax-free under Section 721(a) of the Code, unless, at the time of such exchange, the Partnership (i) is a publicly traded partnership treated as a corporation or (ii) would be an “investment company” if it were incorporated for purposes of Section 721(b) of the Code. In the case described in (i) or (ii) of the preceding sentence, a U.S. holder may recognize gain upon the exchange. The general partner of the Partnership believes that the Partnership will be treated as a partnership and not as a corporation for U.S. federal income tax purposes. In addition, based on the holders’ rights in the event of the liquidation or dissolution of BEPC (or the Partnership) and the terms of the exchangeable shares, which are intended to provide an economic return equivalent to the economic return on LP units (including identical distributions), and taking into account the expected relative values of the Partnership’s assets and its ratable share of the assets of its subsidiaries for the foreseeable future, the general partner of the Partnership currently expects that a U.S. holder’s exchange of exchangeable shares for LP units pursuant to the exercise of the Partnership call right will not be treated as a transfer to an investment company for purposes of Section 721(b) of the Code. Accordingly, the general partner of the Partnership currently expects a U.S. holder’s exchange of exchangeable shares for LP units pursuant to the Partnership’s exercise of the Partnership call right to qualify as tax-free under Section 721(a) of the Code. However, no definitive determination can be made as to whether any such future exchange will qualify as tax-free under Section 721(a) of the Code, as this will depend on the facts and circumstances at the time of the exchange. Many of these facts and circumstances are not within the control of the Partnership, and no assurance can be provided as to the position, if any, taken by the general partner of the Partnership with regard to the U.S. federal income tax treatment of any such exchange. Nor can any assurance be given that the IRS will not assert, or that a court would not sustain, a position contrary to any future position taken by the Partnership. If Section 721(a) of the Code does not apply, then a U.S. holder who exchanges exchangeable shares for LP units pursuant to the Partnership’s exercise of the Partnership call right will be treated as if such holder had sold in a taxable transaction such holder’s exchangeable shares to the Partnership for cash in an amount equal to the value of the LP units received.

Even if a U.S. holder’s transfer of exchangeable shares in exchange for LP units pursuant to the Partnership’s exercise of the Partnership call right qualifies as tax-free under Section 721(a) of the Code, such U.S. holder will be subject to special rules that may result in the recognition of additional taxable gain or income. Under Section 704(c)(1) of the Code, if appreciated property is contributed to a partnership, the contributing partner must recognize any gain that was realized but not recognized for U.S. federal income tax purposes with respect to the property at the time of the contribution (referred to as “built-in gain”) if the partnership sells such property (or otherwise transfers such property in a taxable exchange) at any time thereafter or distributes such property to another partner within seven years of the contribution in a transaction that does not otherwise result in the recognition of built-in gain by the partnership. Under Section 737 of the Code, such U.S. holder could be required to recognize built-in gain if the Partnership were to distribute any Partnership property other than money (or, in certain circumstances, exchangeable shares) to such former holder of exchangeable shares within seven years of exercise of the Partnership call right. Under Section 707(a) of the Code, such U.S. holder could be required to recognize built-in gain if the Partnership were to make distributions (other than “operating cash flow distributions”, unless another exception were to apply) to such U.S. holder within two years of exercise of the Partnership call right. If a distribution to a U.S. holder within two years of the transfer of exchangeable shares in exchange for LP units is treated as part of a deemed sale transaction under Section 707(a) of the Code, such U.S. holder will recognize gain or loss in the year of the transfer of exchangeable shares in exchange for LP units, and, if such U.S. holder has already filed a tax return for such year, such holder may be required to file an amended return. In such a case, the U.S. holder may also be required to report some amount of imputed interest income.

For a more complete discussion of the U.S. federal income tax consequences of the exchange of exchangeable shares for LP units, see “Material United States Federal Income Tax Considerations” below. The U.S. federal income tax consequences of exchanging exchangeable shares for LP units are complex, and each U.S. holder should consult an independent tax advisor regarding such consequences in light of such holder’s particular circumstances.

Canadian federal income tax considerations described herein may be materially and adversely impacted by certain events.

If BEPC ceases to qualify as a “mutual fund corporation” under the Tax Act (as defined below), the income tax considerations described under the heading “Material Canadian Federal Income Tax Considerations” would be materially and adversely different in certain respects.

In general, there can be no assurance that Canadian federal income tax laws respecting the treatment of mutual fund corporations or otherwise respecting the treatment of BEPC, the Partnership and the exchange of exchangeable shares for LP units as described in this prospectus will not be changed in a manner that adversely affects shareholders or unitholders, or that such tax laws will not be administered in a way that is less advantageous to BEPC, the Partnership, shareholders or unitholders.

Your investment may change upon an exchange of exchangeable shares for LP units.

If you exchange exchangeable shares pursuant to the terms set forth in BEPC’s articles or the Rights Agreement, you may receive LP units or cash in exchange for such exchangeable shares. To the extent that you receive LP units in any such exchange, you will become a holder of limited partnership units of a Bermuda limited partnership rather than a holder of a security of a British Columbia corporation. We are organized as an exempted limited partnership under the laws of Bermuda, whereas BEPC is organized as a British Columbia corporation. Therefore, recipients of LP units following an exchange of exchangeable shares for LP units will have different rights and obligations, including voting rights, from those that they had prior to the consummation of the exchange as a holder of exchangeable shares. See “Comparison of Rights of Holders of BEPC Exchangeable Shares and LP units” in the Annual Report on Form 20-F of BEPC for the year ended December 31, 2020, filed with the SEC on February 26, 2021. Although the exchangeable shares are intended to provide an economic return, including with respect to distributions, equivalent to the LP units, we can provide no assurance that the LP units will trade at comparable market prices to the exchangeable shares. For example, as of the close of trading on August 10, 2021, the closing price of the LP units was $38.54 and C$48.24 on the NYSE and TSX, respectively, and the closing price of the exchangeable shares was $42.08 and C$52.73 on the NYSE and TSX, respectively.

The LP units may not trade at the same price as the exchangeable shares.

Although the exchangeable shares are intended to provide an economic return that is equivalent to the LP units, there can be no assurance that the market price of LP units will be equal to the market price of exchangeable shares at any time. For example, as of the close of trading on August 10, 2021, the closing price of the LP units was $38.54 and C$48.24 on the NYSE and TSX, respectively, and the closing price of the exchangeable shares was $42.08 and C$52.73 on the NYSE and TSX, respectively. If BEPC redeems the exchangeable shares (which can be done without the consent of the holders) at a time when the trading price of the exchangeable shares is greater than the trading price of the LP units, holders will receive LP units (or its cash equivalent) with a lower trading price. Factors that could cause differences in such market prices may include:

•	perception and/or recommendations by analysts, investors and/or other third parties that these securities should be priced differently;

•	actual or perceived differences in dividends to holders of exchangeable shares versus distributions to holders of LP units, including as a result of any legal prohibitions;

•	business developments or financial performance or other events or conditions that may be specific to only the Partnership or BEPC; and

•	difficulty in the exchange mechanics between exchangeable shares and LP units, including any delays or difficulties experienced by the transfer agent in processing the exchange requests.

Any holder requesting an exchange of their exchangeable shares for which BEPC or the Partnership elects to provide LP units in satisfaction of the exchange amount may experience a delay in receiving such LP units, which may affect the value of the LP units the holder receives in an exchange.

Each exchangeable share will be exchangeable at the option of the holder for one LP unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of BEPC or the Partnership). See “Exchanges of Exchangeable Shares for LP Units—Primary Exchange Rights—Adjustments to Reflect Certain Capital Events”. In the event cash is used to satisfy an exchange request, the amount payable per exchangeable share will be equal to the NYSE closing price of one LP unit on the date that the request for exchange is received by the transfer agent. As a result, any decrease in the value of the LP units after that date will not affect the amount of cash received. However, any holder whose exchangeable shares are exchanged for LP units will not receive such LP units for up to ten (10) business days after the applicable request is received. During this period, the market price of LP units may decrease. Any such decrease would affect the value of the LP unit consideration to be received by the holder of exchangeable shares on the effective date of the exchange.

Further, the Partnership will be required to maintain an effective registration statement in the United States in order to exchange any exchangeable shares for LP units. If a registration statement with respect to the LP units issuable upon any exchange, redemption or purchase of exchangeable shares (including in connection with any liquidation, dissolution or winding up of BEPC) is not current or is suspended for use by the SEC, no exchange or redemption of exchangeable shares for LP units may be effected during such period.

Exchanges of exchangeable shares for LP units may negatively affect the market price of the LP units, and additional issuances of exchangeable shares would be dilutive to the LP units.

Each exchangeable share is exchangeable by the holder thereof for one LP unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of our group). See “Exchanges of Exchangeable Shares for LP Units—Primary Exchange Rights—Adjustments to Reflect Certain Capital Events”. If our group elects to deliver LP units in satisfaction of any such exchange request, a significant number of additional LP units may be issued from time to time which could have a negative impact on the market price for LP units. Additionally, any exchangeable shares issued by BEPC in the future will be exchangeable for LP units, and, accordingly, any future exchanges satisfied by the delivery of LP units would dilute the percentage interest of existing holders of the LP units and may reduce the market price of the LP units.

Our group has the right to elect whether holders of exchangeable shares receive cash or LP units upon a liquidation or exchange event.

In the event that (i) there is a liquidation, dissolution or winding up of BEPC or the Partnership, (ii) BEPC or the Partnership exercises its right to redeem (or cause the redemption of) all of the then outstanding exchangeable shares, or (iii) a holder of exchangeable shares requests an exchange of exchangeable shares, holders of exchangeable shares shall be entitled to receive one LP unit per exchangeable share held (subject to adjustment to reflect certain capital events and certain other payment obligations in the case of a liquidation, dissolution or winding up of BEPC or the Partnership) or in the case of (i) and (iii), its cash equivalent. The form of payment will be determined at the election of our group so holders of LP units and exchangeable shares will not know whether cash or LP units, as applicable, will be delivered in connection with any of the events described in clauses (i) and (iii) above. BEPC and the Partnership currently intend to satisfy any exchange requests on the exchangeable shares through the delivery of LP units rather than cash.

BEPC or the Partnership may issue additional exchangeable shares or LP units, respectively, in the future, including in lieu of incurring indebtedness, which may dilute holders of our group’s equity securities. BEPC or the Partnership may also issue securities that have rights and privileges that are more favorable than the rights and privileges accorded to our group’s equity holders.

Subject to the terms of any of BEPC securities then outstanding, BEPC may issue additional securities, including exchangeable shares, BEPC class B shares, class C shares of BEPC (the “BEPC class C shares”), preference shares, options, rights and warrants for any purpose and for such consideration and on such terms and conditions as BEPC’s board of directors may determine. Subject to the terms of any of BEPC securities then outstanding, BEPC’s board of directors will be able to determine the class, designations, preferences, rights, powers and duties of any additional securities, including any rights to share in BEPC’s profits, losses and dividends, any rights to receive BEPC’s assets upon its dissolution or liquidation and any redemption, conversion and exchange rights. Subject to the terms of any of BEPC securities then outstanding, BEPC’s board of directors may use such authority to issue such additional securities, which would dilute holders of such securities, or to issue securities with rights and privileges that are more favorable than those of the exchangeable shares.

Similarly, under the Partnership’s limited partnership agreement, subject to the terms of any preferred units then outstanding, the General Partner may issue additional partnership securities, including LP units, preferred units, options, rights, warrants and appreciation rights relating to partnership securities for any purpose and for such consideration and on such terms and conditions as the board of the General Partner may determine. Subject to the terms of any Partnership securities then outstanding, the board of the General Partner will be able to determine the class, designations, preferences, rights, powers and duties of any additional partnership securities, including any rights to share in the Partnership’s profits, losses and dividends, any rights to receive the Partnership’s assets upon its dissolution or liquidation and any redemption, conversion and exchange rights. Subject to the terms of any Partnership securities then outstanding, the board of the General Partner may use such authority to issue such additional partnership securities, which would dilute holders of such securities, or to issue securities with rights and privileges that are more favorable than those of the LP units.

The sale or issuance of a substantial number of exchangeable shares, LP units or other equity securities of BEPC or the Partnership in the public markets, or the perception that such sales or issuances could occur, could depress the market price of LP units and impair the Partnership’s ability to raise capital through the sale of additional LP units. We cannot predict the effect that future sales or issuances of exchangeable shares, LP units or other equity securities would have on the market price of the LP units. Subject to the terms of any of our securities then outstanding, holders of LP units will not have any pre-emptive right or any right to consent to or otherwise approve the issuance of any securities or the terms on which any such securities may be issued.

The Rights Agreement may terminate on the seventh anniversary of the distribution date.

This Rights Agreement will automatically renew for successive periods of two years following July 30, 2027, unless Brookfield provides the rights agent with written notice of termination in accordance with the terms of the Rights Agreement or the Rights Agreement is otherwise terminated pursuant to its terms. Consequently, after such date, holders of exchangeable shares may no longer have the benefit of protections provided for by the Rights Agreement and will be reliant on the rights provided for in BEPC’s articles. In the event that BEPC or the Partnership fails to satisfy a request for exchange after the expiry of the Rights Agreement, a tendering holder will not be entitled to rely on the Secondary Exchange Rights. See “Exchanges of Exchangeable Shares for LP Units—Primary Exchange Rights”.

The Partnership’s limited partnership agreement provides that the federal district courts of the United States of America are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This choice of forum provision could limit the Partnership’s unitholders ability to obtain a favorable judicial forum for disputes with directors, officers or employees.

The Partnership’s limited partnership agreement provides, that, unless the Partnership consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. In the absence of this provision, under the Securities Act, U.S. federal and state courts have been found to have concurrent jurisdiction over suits brought to enforce duties or liabilities created by the Securities Act. This choice of forum provision will not apply to suits brought to enforce duties or liabilities created by the Exchange Act, which already provides that such federal district courts have exclusive jurisdictions over such suits. Additionally, investors cannot waive the Partnership’s compliance with federal securities laws of the United States and the rules and regulations thereunder.

The choice of forum provision contained in the Partnership’s limited partnership agreement may limit a Partnership unitholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Partnership or its directors, officers or other employees, which may discourage such lawsuits against the Partnership and its directors, officers and other employees. However, the enforceability of similar choice of forum provisions in other companies’ governing documents has been challenged in recent legal proceedings, and it is possible that a court in the relevant jurisdictions with respect to the Partnership could find the choice of forum provision that will be contained in the Partnership’s limited partnership agreement to be inapplicable or unenforceable. While the Delaware Supreme Court ruled in March 2020 that U.S. federal forum selection provisions purporting to require claims under the Securities Act be brought in a U.S. federal court are “facially valid” under Delaware law, there can be no assurance that the courts in Bermuda, and other courts within the United States, reach a similar determination regarding the choice of forum provision contained in the Partnership’s limited partnership agreement. If the relevant court were to find the choice of forum provision contained in the Partnership’s limited partnership agreement to be inapplicable or unenforceable in an action, the Partnership may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect its business, financial condition and operating results.

USE OF PROCEEDS

None of the Partnership, BEPC or Brookfield will receive any cash proceeds from the issuance or delivery of any LP units upon exchange, redemption or acquisition, as applicable, of exchangeable shares pursuant to this prospectus. See “Exchange of Exchangeable Shares for LP Units” below.

CONSOLIDATED CAPITALIZATION

The table below sets forth the capital and consolidated indebtedness of the Partnership as at June 30, 2021. You should read this table in conjunction with the financial statements incorporated by reference in this prospectus.

($ Millions)	Actual
Corporate Borrowings
Credit facilities	$—
Commercial paper	—
Medium-term notes(1)	2,191
Non-recourse borrowings(2)	17,186

Total	19,377
Deferred income tax liabilities, net of deferred income tax assets	4,942
Equity
Non-controlling interests attributable to:
Preferred equity	624
Participating non-controlling interests — in operating subsidiaries	11,644
General partnership interests in a holding subsidiary held by Brookfield	50
Participating non-controlling interests — in BEPC	2,159
Redeemable/exchangeable partnership units	2,439
Perpetual subordinated notes	340

Total non-controlling interests	17,256
Preferred limited partners’ equity	1,028
Limited partners’ equity	3,447

Total equity	21,731

Total capitalization	$46,050

(1)	This amount is guaranteed by the Partnership and certain Partnership subsidiaries but is unsecured.

(2)	Asset-specific, non-recourse borrowings secured against the assets of certain Partnership subsidiaries.

EXCHANGES OF EXCHANGEABLE SHARES FOR LP UNITS

The exchange rights relating to the exchangeable shares are set forth in BEPC’s articles and the Rights Agreement, which are filed as exhibits to the registration statement of which this prospectus forms a part. Upon exchange, holders of exchangeable shares will receive, with respect to each exchanged share, either (i) one LP unit or (ii) cash in an amount equivalent to the market value of one LP unit, in each case as described in further detail below.

Primary Exchange Rights

Holders of exchangeable shares have the right to exchange all or a portion of their exchangeable shares for one LP unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or the Partnership as described below in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one LP unit on the date that the request for exchange is received by BEPC’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the sole election of the our group). In the event the Partnership ceases to be a publicly listed entity, the value of a LP unit will be determined by (i) the last available bid price from an independent source such as an over-the-counter market or an independent investment banking firm; or (ii) if (i) is not applicable, then the amount that a holder of a LP unit would receive upon the liquidation of the Partnership and sale of its assets in accordance with the terms of its limited partnership agreement. Holders of exchangeable shares that hold such shares through a broker must contact their brokers to request an exchange on their behalf. Holders of exchangeable shares that are registered holders must contact the transfer agent and follow the process described below.

Each holder of exchangeable shares who wishes to exchange one or more of his or her exchangeable shares for LP units or its cash equivalent is required to complete and deliver a notice of exchange in the form available from BEPC’s transfer agent. Upon receipt of a notice of exchange, BEPC shall be obligated, within ten (10) business days after the date that the notice of exchange is received by BEPC’s transfer agent, to deliver to the tendering holder of exchangeable shares, in accordance with instructions set forth in the notice of exchange, one LP unit per exchangeable share held (subject to adjustments in the event of certain dilutive or other capital events by BEPC or the Partnership as described below in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one LP unit on the date that the request for exchange is received by BEPC’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the sole election of our group). The LP units that BEPC would be obligated to deliver following an exchange request as set forth in the preceding sentence will be issued by the Partnership to BEPC, and BEPC in turn will deliver such LP units to such holder. As described in the next paragraph, the Partnership may also elect to satisfy such exchange request by issuing LP units directly to the tendering holder of exchangeable shares. Upon completion of the exchange of any exchangeable shares as described herein, the holder of exchangeable shares who has exchanged its exchangeable shares will have no further right, with respect to any exchangeable shares so exchanged, to receive any dividends on exchangeable shares with a record date on or after the date on which such exchangeable shares are exchanged.

Notwithstanding the paragraph above, when a notice of exchange has been delivered to each of BEPC and the Partnership and, until such time as the Rights Agreement is terminated, Brookfield, by the transfer agent on behalf of a tendering holder of exchangeable shares, BEPC will promptly, and in any event, within one (1) business day after receipt thereof, deliver to each of Brookfield and the Partnership a written notification of their receipt of such notice of exchange setting forth the identity of the holder of exchangeable shares who wishes to exchange such exchangeable shares and the number of exchangeable shares to be exchanged. The Partnership may elect to satisfy its exchange obligation by acquiring all of the tendered exchangeable shares in exchange for issuing to such tendering holder one LP unit per exchangeable share held (subject to adjustments in the event of certain dilutive or other capital events by BEPC or the Partnership as described below in “—Adjustments to Reflect Certain Capital Events”) or delivering its cash equivalent based on the NYSE closing price of one LP unit on the date that the request for exchange is received by BEPC’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the sole election of the our group). If the Partnership elects to satisfy its exchange obligation, it shall, within three (3) business days from the receipt of the holder’s notice of exchange, provide written notice to BEPC and Brookfield of its intention to satisfy the exchange obligation and shall satisfy such obligation within ten (10) business days from the date that the notice of exchange is received by BEPC’s transfer agent by issuing to such holder of exchangeable shares the LP units or delivering the cash equivalent. Partnership unitholders are not entitled to vote on the Partnership’s exercise of the overriding call right described in the preceding sentences.

In the event that a tendering holder of exchangeable shares has not received the number of LP units or its cash equivalent (the form of payment to be determined by BEPC or the Partnership in each of their sole discretion) in satisfaction of the tendered exchangeable shares, then such tendering holder of exchangeable shares will be entitled to receive the equivalent of such cash amount or LP unit amount from Brookfield pursuant to the Rights Agreement. In this scenario, the tendered exchangeable shares will be delivered to the rights agent in exchange for the delivery of the equivalent of the cash amount or LP unit amount from a collateral account of Brookfield administered by the rights agent. See the section entitled “—Secondary Exchange Rights” below for a further description of the Rights Agreement. The Partnership will indemnify Brookfield, in its capacity as selling unitholder, for certain liabilities under applicable securities laws concerning selling unitholders, in connection with any LP units delivered by Brookfield pursuant to the Rights Agreement.

No Fractional LP units. No fractional LP units will be issued or delivered upon exchange of exchangeable shares. In lieu of any fractional LP units to which the tendering holder of exchangeable shares would otherwise be entitled at our group’s election, the Partnership or BEPC, as applicable, will pay an amount in cash equal to the LP unit value on the trading day immediately preceding the exchange date multiplied by such fraction of a LP unit.

Adjustments to Reflect Certain Capital Events. The conversion factor (which is currently one) will be subject to adjustment in accordance with BEPC’s articles to reflect certain capital events, including (i) if the Partnership and/or BEPC declares or pays a distribution to its unitholders consisting wholly or partly of LP units or a dividend to its shareholders in exchangeable shares, as applicable, without a corresponding distribution or dividend, as applicable, being declared or paid by the other entity; (ii) if the Partnership and/or BEPC splits, subdivides, reverse-splits or combines its outstanding LP units or exchangeable shares, as applicable, without a corresponding event occurring at the other entity; (iii) if the Partnership and/or BEPC distributes any rights, options or warrants to all or substantially all holders of its LP units or exchangeable shares to convert into, exchange for or subscribe for or to purchase or to otherwise acquire LP units or exchangeable shares (or other securities or rights convertible into, exchangeable for or exercisable for LP units or exchangeable shares), as applicable, without a corresponding distribution of rights, options or warrants by the other entity; (iv) if the Partnership distributes to all or substantially all holders of LP units evidences of its indebtedness or assets (including securities) or rights, options or warrants to convert into, exchange for or subscribe for or to purchase or to otherwise acquire such securities, but excluding all distributions where a comparable distribution (or the cash equivalent) is made by BEPC; or (v) if the Partnership or one of its subsidiaries makes a payment in respect of a tender or exchange offer for the LP units (but excluding for all purposes any exchange or tender offer to exchange LP units for exchangeable shares or any other security economically equivalent to LP units), to the extent that the cash and value of any other consideration included in the payment per LP unit exceeds certain thresholds.

Secondary Exchange Rights

In accordance with the Rights Agreement, Brookfield has agreed that, until July 30, 2027 (and as automatically renewed for successive periods of two years, unless Brookfield provides the rights agent with written notice of termination in accordance with the terms of the Rights Agreement), upon an exchange of exchangeable shares, if BEPC has not satisfied its obligation under BEPC’s articles by delivering the LP unit amount or its cash equivalent amount and the Partnership has not, upon its election in its sole and absolute discretion, acquired such exchanged exchangeable shares from the holder thereof and delivered the LP unit amount, Brookfield will satisfy, or cause to satisfy, the obligations pursuant to BEPC’s articles to exchange such exchangeable shares for the LP unit amount or its cash equivalent. Brookfield currently intends to satisfy any exchange requests on the exchangeable shares through the delivery of LP units. Further, the Master Services Agreement between the Partnership, BRELP, Brookfield and others provides that, so long as Brookfield is a party to the Rights Agreement, Brookfield shall have a consent right prior to the issuance by BEPC of any exchangeable shares, subject to certain exceptions.

Appointment of Rights Agent; Term. The rights agent has agreed to act as the rights agent for the holders, as a class and not individually, of the exchangeable shares. Pursuant to and subject to the terms and conditions set forth in BEPC’s articles, a holder of exchangeable shares may request to exchange each exchangeable share (“subject exchangeable share”) for one LP unit per exchangeable share held (subject to adjustment to reflect certain capital events as discussed in “—Primary Exchange Rights—Adjustments to Reflect Certain Capital Events” above) or its cash equivalent (the form of payment to be determined at the election of our group). Upon receipt of a notice of exchange, BEPC shall, within ten (10) business days after the date that the notice of exchange is received by BEPC’s transfer agent (the “specified exchange date”), deliver to the tendering holder of exchangeable shares, such LP unit or cash amount. See discussion above under “—Primary Exchange Rights”. Pursuant to the Rights Agreement, Brookfield has agreed that, in the event that, on the applicable specified exchange date with respect to any subject exchangeable shares, (i) BEPC has not satisfied its obligation under BEPC’s articles by delivering the LP unit or cash amount and (ii) the Partnership has not, upon its election in its sole and absolute discretion, acquired such subject exchangeable share from the holder thereof and delivered the LP unit amount or cash amount, Brookfield will satisfy, or cause to be satisfied, the obligations pursuant to BEPC’s articles to exchange such subject exchangeable shares for the LP unit amount or the cash amount. The holders of exchangeable shares have a right to receive the LP unit amount or the cash amount in such circumstances (the “Secondary Exchange Rights”).

The Secondary Exchange Rights are a part of the terms of the exchangeable shares and may not be evidenced, transferred or assigned separate or apart from the exchangeable shares.

The Rights Agreement will automatically renew for successive periods of two years following the seventh anniversary of July 30, 2020, unless Brookfield provides the rights agent with written notice of termination in accordance with the terms of the Rights Agreement or the Rights Agreement is otherwise terminated pursuant to its terms as described below.

Satisfaction of Secondary Exchange Rights. In accordance with the Rights Agreement, Brookfield has agreed to satisfy, or cause to be satisfied, the obligations with respect to the Secondary Exchange Rights contained in BEPC’s articles. The rights agent has agreed to establish a collateral account, and Brookfield will contribute an amount of cash or securities in accordance with the Rights Agreement (as further described below) in order to enable the rights agent to exchange subject exchangeable shares for the cash amount or the LP unit amount in accordance with the Rights Agreement.

In accordance with BEPC’s articles, BEPC is required to deliver a notice (the “BEPC notice”), to the rights agent and Brookfield on the specified exchange date if the conditions to the exercise of the Secondary Exchange Rights with respect to any subject exchangeable shares have been satisfied. The BEPC notice must set forth the LP unit amount and the cash amount for such subject exchangeable shares and any necessary wire transfer or other delivery instructions. Brookfield may provide notice to the rights agent by the business day immediately following receipt of the BEPC notice, providing that Brookfield has elected, in Brookfield’s sole discretion, to fund the cash amount. If the rights agent has not received such signed written notice from Brookfield, the rights agent must exchange the subject exchangeable shares for a number of LP units held in the collateral account equal to the LP unit amount and promptly, and in any event within two (2) business days, deliver such LP units from the collateral account to the holder of the subject exchangeable shares. If there are not enough LP units in the collateral account to satisfy the LP unit amount with respect to one or more of such subject exchangeable shares, the rights agent will exchange such subject exchangeable shares for an amount of cash from the collateral account equal to the cash amount and promptly, and in any event within two (2) business days, deliver the cash amount to the holder of the subject exchangeable shares.

If the holder of the subject exchangeable shares has not received the LP unit amount or the cash amount by the specified exchange date, the holder of the subject exchangeable shares may deliver, or cause to be delivered, a notice (an “exchanging BEPC shareholder notice”) to the rights agent and Brookfield. The exchanging BEPC shareholder notice must set forth the number of such subject exchangeable shares and any necessary wire transfer or other delivery instructions and be in a format that is acceptable to the rights agent. As promptly as practicable and in any event on or prior to the next business day immediately following receipt of the exchanging BEPC shareholder notice, Brookfield will provide notice to the rights agent (i) setting forth the LP unit amount and the cash amount for such subject exchangeable shares and (ii) either (a) providing that Brookfield has elected, in Brookfield’s sole discretion, to fund the cash amount or (b) instructing the rights agent to exchange each subject exchangeable share. Brookfield is not obligated to deliver such notice if it has determined in good faith that the conditions to the exercise of the Secondary Exchange Right have not been satisfied. On or prior to the second business day following receipt by the rights agent of such instruction by Brookfield, the exchanging BEPC shareholder notice and the subject exchangeable shares, the rights agent will exchange such subject exchangeable shares for the LP unit amount from the collateral account or, if there are not enough LP units in the collateral account, for the cash amount from the collateral account. With respect to any exchange of subject exchangeable shares, Brookfield may elect to instruct the rights agent to exchange the subject exchangeable shares for the cash amount. If Brookfield makes such an election and there is not a sufficient amount of cash in the collateral account, Brookfield must deposit the required amount into the collateral account simultaneously with such election.

In connection with the exercise by a holder of the Secondary Exchange Rights with respect to any subject exchangeable shares held through the Depository Trust Company (“DTC”), or another depositary, such holder will deliver to the rights agent such subject exchangeable shares pursuant to DTC’s or such other depositary’s applicable procedures. In addition, such holder will deliver to the rights agent via e-mail on the business day prior to delivery of such subject exchangeable shares a copy of the exchanging BEPC shareholder notice, if applicable.

Receipt of Subject Exchangeable Shares; Withholding. Holders of subject exchangeable shares will deliver such shares free and clear of all liens, claims and encumbrances, and should any such liens, claims and encumbrances exist with respect to such subject exchangeable shares, the holder of such subject exchangeable shares will not be entitled to exercise its Secondary Exchange Rights with respect to such shares. Each holder of subject exchangeable shares will pay to Brookfield the amount of any tax withholding due upon the exchange of such shares and, in the event Brookfield elects to acquire some or all of the subject exchangeable shares in exchange for the cash amount, will authorize Brookfield to retain a portion of the cash amount to satisfy tax withholding obligations. If Brookfield elects to acquire some or all of the subject exchangeable shares in exchange for the LP unit amount, Brookfield may elect to either satisfy the amount of any tax withholding by retaining LP units with a fair market value equal to the amount of such obligation, or satisfy such tax withholding obligation using amounts paid by Brookfield, which amounts will be treated as a loan by Brookfield to the holder of the subject exchangeable shares, in each case, unless the holder, at the holder’s election, has made arrangements to pay the amount of any such tax withholding.

LP units Record Date. Each former holder of subject exchangeable shares who receives the LP unit amount will be deemed to have become the owner of the LP units as of the date upon which such subject exchangeable shares are duly surrendered in accordance with the Rights Agreement.

Collateral Account. Brookfield, through on of its affiliates, has established a non-interest-bearing trust account that is administered by the rights agent (the “collateral account”). In accordance with the terms of the

Rights Agreement, Brookfield will ensure that the aggregate of (i) the LP units in the collateral account plus the number of LP units issuable upon conversion or redemption of LP unit convertibles (the “collateral account LP unit balance”), and (ii) the number of LP units equal to the aggregate amount of cash in the collateral account divided by the value of a LP unit (the “collateral cash balance” and, together with the collateral account LP unit balance, the “collateral account balance”) will at all times be equal to or exceed the number of LP units that is equal to the product of the total number of exchangeable shares outstanding (excluding those owned by Brookfield or its affiliates) multiplied by the conversion factor in accordance with BEPC’s articles (the “required collateral account balance”).

If the collateral account balance is at any time less than the required collateral account balance, Brookfield will, within two (2) business days, deposit or cause to be deposited into the collateral account either (i) a number of LP units or any security convertible into or redeemable for LP units (other than exchangeable shares) (the “LP unit convertibles”), or (ii) an amount of cash or cash equivalents, in each case in an amount necessary to cause the collateral account balance to be at least equal to the required collateral account balance. To the extent that conversion or redemption of a LP unit convertible results in the imposition of any fees, payments, premiums or penalties, such fees, payments, premiums or penalties will be borne by Brookfield or its affiliates, and must either be satisfied directly by Brookfield or such affiliates or will be deemed to reduce the collateral account balance. Brookfield must keep the rights agent informed of the collateral account balance and the required collateral account balance in writing on a regular basis, and must inform the rights agent in writing within two (2) business days of any change in the collateral account balance or the required collateral account balance for any reason, including as a result of an adjustment to the conversion factor pursuant to BEPC’s articles.

Brookfield and its affiliates will not be entitled to withdraw any LP unit or LP unit convertible from the collateral account, except (i) if the collateral account balance exceeds the required collateral account balance, either as a result of a change in the conversion factor pursuant to BEPC’s articles or a decrease in the number of exchangeable shares outstanding (excluding exchangeable shares held by Brookfield or its affiliates) or (ii) upon the deposit by Brookfield or its affiliates in the collateral account of an amount in cash or cash equivalents equal to one hundred and fifty percent (150%) of the value of the LP units withdrawn or the number of LP unit convertibles that are convertible into or redeemable for such LP units.

If the collateral account contains any amount of cash in lieu of LP units, such cash amount is required to be no less than the product of the required collateral account balance minus the collateral account LP unit balance, multiplied by one hundred and twenty-five percent (125%) of the value of a LP unit (the “required collateral account cash balance”). If at any time the collateral account cash balance is less than the required collateral account cash balance, Brookfield will within two (2) business days deposit or cause to be deposited cash or cash equivalents in the collateral account in an amount sufficient to cause the collateral account cash balance to be at least equal to the required collateral account cash balance.

Brookfield and its affiliates will not be entitled to withdraw any cash or cash equivalents from the collateral account, except (i) to the extent the collateral account cash balance is greater than one hundred and twenty percent (120%) of the required collateral account cash balance or (ii) upon the deposit in the collateral account of a corresponding number of LP units or LP unit convertibles.

Registration of LP units. Brookfield has agreed that if a shelf registration statement has not been effective for five (5) consecutive business days with respect to all of the LP units in the collateral account, including LP units issuable from time to time upon conversion of or redemption for LP unit convertibles, and the transfer of such LP units from the collateral account to a holder of subject exchangeable shares, Brookfield will deposit or cause to be deposited into the collateral account an amount of cash or cash equivalents equal to one hundred and fifty percent (150%) of the value of all LP units (including LP units issuable from time to time upon conversion of or redemption for LP unit convertibles) held in the collateral account at such time; provided, however, no such deposit is required to the extent all of the LP units in the collateral account, including LP units issuable from time to time upon conversion of or redemption for LP unit convertibles, and the transfer of such LP units from the collateral account to a holder of subject exchangeable shares, are registered under an effective shelf registration statement.

Termination or Amendment. This Rights Agreement will terminate automatically on the earliest of (i) the date on which there are no exchangeable shares outstanding, other than exchangeable shares owned by Brookfield or its affiliates, (ii) written notice of termination at least 60 days prior to the expiry of the applicable term, or (iii) the affirmative consent or vote of holders of at least two-thirds (2/3rds) of the outstanding exchangeable shares not held by Brookfield, the Partnership or their controlled affiliates, voting as a class, and the approval of a majority of the independent directors of BEPC. Brookfield may not, without the affirmative vote of holders of at least two-thirds (2/3rds) of the outstanding exchangeable shares not held by Brookfield, voting as a class, and the approval of a majority of the independent directors of BEPC, materially amend, modify, or alter the Rights Agreement or repeal, terminate or waive any rights under the Rights Agreement. Any amendment or modification that would reasonably be expected to impact the economic equivalence of a exchangeable share with a LP unit requires the affirmative vote of holders of a majority of the outstanding exchangeable shares not held by Brookfield, the Partnership or their affiliates, voting as a class or, in the event that there is more than one non-overlapping director of BEPC, the approval of a majority of such non-overlapping directors. After the termination of the Rights Agreement, holders of exchangeable shares will continue to have all of the rights provided for in BEPC’s articles but will no longer be entitled to rely on the Secondary Exchange Rights.

Redemption

The BEPC board of directors will have the right upon sixty (60) days’ prior written notice to holders of exchangeable shares to redeem all of the then outstanding exchangeable shares at any time and for any reason, in its sole direction and subject to applicable law, including without limitation following the occurrence of any of the following redemption events: (i) the total number of exchangeable shares outstanding decreases by 50% or more over any twelve-month period; (ii) a person acquires 90% of the LP units in a take-over bid (as defined by applicable securities law); (iii) unitholders of the Partnership approve an acquisition of the Partnership by way of arrangement or amalgamation; (iv) unitholders of the Partnership approve a restructuring or other reorganization of the Partnership; (v) there is a sale of all or substantially all of the Partnership’s assets; (vi) there is a change of law (whether by legislative, governmental or judicial action), administrative practice or interpretation, or a change in circumstances of BEPC and the shareholders of BEPC, that may result in adverse tax consequences for BEPC or the shareholders of BEPC; or (vii) the BEPC board, in its sole discretion, concludes that the unitholders of the Partnership or holders of exchangeable shares are adversely impacted by a fact, change or other circumstance relating to BEPC. For greater certainty, unitholders of the Partnership do not have the ability to vote on such redemption and the BEPC board’s decision to redeem all of the then outstanding exchangeable shares will be final. In addition, the holder of BEPC class B shares may deliver a notice to BEPC specifying a redemption date upon which BEPC shall redeem all of the then outstanding exchangeable shares, and upon sixty (60) days’ prior written notice from BEPC to holders of the exchangeable shares and without the consent of holders of exchangeable shares, BEPC shall be required to redeem all of the then outstanding exchangeable shares on such redemption date, subject to applicable law.

Upon any such redemption event, the holders of exchangeable shares shall be entitled to receive pursuant to such redemption one LP unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or the Partnership as described above in “—Primary Exchange Rights—Adjustments to Reflect Certain Capital Events”) plus all unpaid accrued dividends, if any.

Notwithstanding the foregoing, upon any redemption event, the Partnership may elect to acquire all of the outstanding exchangeable shares in exchange for one LP unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or the Partnership as described above in “—Primary Exchange Right—Adjustments to Reflect Certain Capital Events”). The Partnership’s unitholders are not entitled to vote on the Partnership’s exercise of the overriding call right described in the preceding sentences.

Liquidation

Upon any liquidation, dissolution or winding up of BEPC, and subject to the prior rights of holders of all classes and series of BEPC preferred shares and any other class of shares of BEPC ranking in priority or ratably with the exchangeable shares and after the payment in full to any holder of exchangeable shares that has submitted a notice of the exercise of the exchange rights described above or any holder of BEPC class C shares that has submitted a notice of Class C retraction at least ten (10) days prior to the date of the liquidation, dissolution or winding up (or in the case of the BEPC class B shares, thirty (30) days prior to the date of the liquidation, dissolution or winding up), the holders of exchangeable shares shall be entitled to one LP unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or the Partnership as described above in “—Primary Exchange Right—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one LP unit on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of BEPC). If, upon any such liquidation, dissolution or winding up, the assets of BEPC are insufficient to make such payment in full, then the assets of BEPC will be distributed among the holders of exchangeable shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive.

Notwithstanding the foregoing, upon any liquidation, dissolution or winding up of BEPC, the Partnership may elect to acquire all of the outstanding exchangeable shares for one LP unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or the Partnership as described above in “—Primary Exchange Right—Adjustments to Reflect Certain Capital Events”) plus all unpaid accrued dividends, if any. The acquisition by the Partnership of all the outstanding exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of BEPC. The Partnership’s unitholders are not entitled to vote on the Partnership’s exercise of the overriding call right described in the preceding sentences.

Automatic Redemption upon Liquidation of the Partnership

Upon any liquidation, dissolution or winding up of the Partnership, including where substantially concurrent with a liquidation, dissolution or winding up of BEPC, all of the then outstanding exchangeable shares may be automatically redeemed by BEPC, in its sole absolute and discretion, on the day prior to the liquidation, dissolution or winding up of the Partnership. In such case each holder of exchangeable shares shall be entitled to one LP unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or the Partnership as described above in “—Primary Exchange Right—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one LP unit on the trading day immediately preceding the announcement of such redemption plus all unpaid accrued dividends, if any (the form of payment to be determined at the election of BEPC).

Notwithstanding the foregoing, upon any such redemption, the Partnership may elect to acquire all of the outstanding exchangeable shares in exchange for one LP unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or the Partnership as described above in “—Primary Exchange Right—Adjustments to Reflect Certain Capital Events”) plus all unpaid accrued dividends, if any. The acquisition by the Partnership of all the outstanding exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of the Partnership. The Partnership’s unitholders are not entitled to vote on the Partnership’s exercise of the overriding call right described in the preceding sentences.

Registration Rights Agreement

Under a registration rights agreement between the Partnership, BEPC and Brookfield, BEPC and the Partnership have agreed that, upon the request of Brookfield, BEPC and the Partnership will, as necessary, take such action to register for sale and qualify for distribution under applicable securities laws any of the exchangeable shares held by Brookfield and the underlying LP units that may be issued or delivered to satisfy any exchange, redemption or purchase of exchangeable shares (including, if applicable, in connection with liquidation, dissolution or winding up of BEPC). In the registration rights agreement, BEPC has agreed to pay expenses in connection with such registration and sales and will indemnify Brookfield for material misstatements or omissions in the registration statement.

DESCRIPTION OF THE PARTNERSHIP’S CAPITAL STRUCTURE

The following is a description of the material terms of the LP units and a summary of certain terms of the Partnership’s limited partnership agreement, as amended (the “limited partnership agreement”), which is incorporated herein by reference. For more information on the limited partnership agreement, see Item 10.B, “Additional Information—Memorandum and Articles of Association—Description of Our LP units, Preferred Units and the Amended and Restated Limited Partnership Agreement of BEP” in our Annual Report, which is incorporated by reference herein.

The Partnership’s authorized partnership interests consist of an unlimited number of LP units and any additional partnership interests representing limited partnership interests of the partnership that may be issued, including preferred units. As of August 6, 2021, there were approximately 274,944,130 LP units outstanding (or 469,432,069 LP units assuming the exchange of all redeemable/exchangeable partnership units or 641,638,909 LP units assuming the exchange of all redeemable/exchangeable partnership units and exchangeable shares), 2,885,496 class A preferred units (series 5) outstanding, 7,000,000 class A preferred units (series 7) outstanding, 10,000,000 class A preferred units (series 11) outstanding, 10,000,000 class A preferred units (series 13) outstanding, 7,000,000 class A preferred units (series 15) outstanding and 8,000,000 class A preferred units (Series 17) outstanding. The redeemable/exchangeable partnership units are subject to a redemption-exchange mechanism pursuant to which LP units may be issued in exchange for redeemable/exchangeable partnership units on a one for one basis. Brookfield owns, directly and indirectly, approximately 48.0% of the Partnership assuming the exchange of all of Brookfield’s redeemable/exchangeable partnership units and exchangeable shares.

The LP units are non-voting limited partnership interests in the Partnership. Holders of LP units are not entitled to the withdrawal or return of capital contributions in respect of the LP units, except to the extent, if any, that distributions are made to such holders pursuant to the limited partnership agreement or upon the liquidation of the Partnership as described in our Annual Report or as otherwise required by applicable law. Except to the extent expressly provided in the limited partnership agreement, a holder of LP units will not have priority over any other holder of LP units, either as to the return of capital contributions or as to profits, losses or distributions. The LP units rank junior to the currently outstanding preferred units of the Partnership with respect to priority in the payment of distributions and in the distribution of the assets of the Partnership in the event of the liquidation, dissolution or winding-up of the Partnership, whether voluntary or involuntary, as further described in our Annual Report. Holders of LP units will not be granted any preemptive or other similar right to acquire additional interests in the Partnership. In addition, holders of LP units do not have any right to have their LP units redeemed by the Partnership. For a more detailed description of the LP units, please refer to our Annual Report, as updated by our subsequent filings with the SEC that are incorporated herein by reference.

Further, subject to the terms of any preferred units of the Partnership then outstanding, the limited partnership agreement authorizes us to establish one or more classes, or one or more series of any such classes of preferred units of the Partnership with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of preferred units of the Partnership, such as the Class A Preferred Units of the Partnership), as shall be determined by the General Partner in its sole discretion, including: (i) the right to share in our profits and losses or items thereof; (ii) the right to share in our distributions; (iii) the rights upon our dissolution and liquidation; (iv) whether, and the terms and conditions upon which, we may or shall be required to redeem preferred units (including sinking fund provisions); (v) whether such preferred unit is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each preferred unit will be issued, evidenced by certificates and assigned or transferred; and (viii) the requirement, if any, of each such preferred unit to consent to certain partnership matters.

SELLING UNITHOLDER

The table below sets forth information regarding beneficial ownership of LP units by the selling unitholder as of August 6, 2021.

The percentage of beneficial ownership for the following table is based on 274,944,130 LP units, 194,487,939 redeemable/exchangeable partnership units and 172,206,840 exchangeable shares outstanding as of August 6, 2021. Pursuant to Rule 13d-4 under the Exchange Act, the statements concerning voting and dispositive power concerning the LP units included in the footnotes to this table shall not be construed as admissions that such persons are the beneficial owners of such LP units.

Selling Unitholder	LP Units Beneficially Owned	Percentage of LP Units Outstanding		Maximum Number of LP Units That May Be Delivered upon Exchange of Exchangeable Shares by Brookfield Pursuant To The Rights Agreement	Percentage after Maximum Number of LP Units are Delivered upon Exchange of Exchangeable Shares by Brookfield Pursuant To The Rights Agreement
Brookfield Asset Management Inc.(1)	308,051,190	48.0	%(2)	234,706,840	10.4	%(3)(4)

(1)	The business address of Brookfield is Brookfield Place, 181 Bay Street, Suite 300, Toronto, Ontario M5J 2T3.

(2)

Through Brookfield’s ownership of LP units, the redeemable/exchangeable partnership units of BRELP and exchangeable shares, it has an effective economic interest in the Partnership of approximately 48.0%, on a fully-exchanged basis (assuming the exchange of all issued and outstanding redeemable/exchangeable partnership units of BRELP and exchangeable shares). Assuming that only the redeemable/exchangeable partnership units of BRELP and exchangeable shares beneficially owned by Brookfield are exchanged for LP units, the percentage would be 59.9%.

(3)

The percentage shown assumes that all exchange requests of exchangeable shares are satisfied in reliance on the Secondary Exchange Rights and no LP units are delivered by the Partnership or BEPC in satisfaction of exchange requests on the exchangeable shares. The Partnership and BEPC currently intend to satisfy any exchange requests on the exchangeable shares through the delivery of LP units rather than cash.

(4)	Percentage calculated on a fully-exchanged basis (assuming the exchange of all issued and outstanding redeemable/exchangeable partnership units of BRELP and exchangeable shares).

For a description of our relationship with Brookfield as well as potential conflicts of interest (and the methods for resolving them) and other material considerations arising from our relationship with Brookfield, please see Item 7.B, “Related Party Transactions—Relationship with Brookfield” in our Annual Report, which is incorporated by reference in this prospectus.

PLAN OF DISTRIBUTION

This prospectus relates to the issuance by the Partnership or delivery by BEPC or Brookfield of up to an aggregate of 241,795,083 LP units, in each case in connection with the satisfaction of exchange requests by a holder of exchangeable shares, which shares are currently outstanding or may be offered and sold from time to time. No broker, dealer or underwriter has been engaged in connection with any such exchange. We will pay all expenses of effecting the exchanges pursuant to this prospectus.

For more information, see “Exchange of Exchangeable Shares for LP Units”.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This summary discusses material United States federal income tax considerations for holders relating to the exchange of exchangeable shares for LP units as described in this prospectus as of the date hereof. This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), on the regulations promulgated thereunder (the “Treasury Regulations”), and on published administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date hereof and all of which are subject to change at any time, possibly with retroactive effect. This summary should be read in conjunction with the discussion of the principal U.S. federal income tax considerations associated with the operations of the Partnership and the purchase, ownership, and disposition of LP units set forth in Item 10.E “Taxation—Material U.S. Federal Income Tax Considerations” and Item 3.D “Risk Factors—Risks Related to Taxation” in the Annual Report. The following discussion is limited as described in Item 10.E “Taxation—Material U.S. Federal Income Tax Considerations” in the Annual Report and as described herein.

This summary is necessarily general and may not apply to all categories of investors, some of whom may be subject to special rules, including, without limitation, persons that own (directly, indirectly or constructively, applying certain attribution rules) 5% or more of the LP units, persons that own (directly, indirectly or constructively, applying certain attribution rules) 10% or more of the equity interests (by vote or value) of BEPC, dealers in securities or currencies, financial institutions or financial services entities, mutual funds, life insurance companies, persons that hold exchangeable shares as part of a straddle, hedge, constructive sale or conversion transaction with other investments, persons whose exchangeable shares are loaned to a short seller to cover a short sale of exchangeable shares, U.S. holders whose functional currency is not the U.S. dollar, persons who have elected mark-to-market accounting, persons who hold exchangeable shares through a partnership or other entity treated as a pass-through entity for U.S. federal income tax purposes, persons for whom the exchangeable shares are not a capital asset, persons who are liable for the alternative minimum tax, and certain U.S. expatriates or former long-term residents of the United States. Except as otherwise specifically provided herein, this summary does not address any tax consequences to holders of preferred units of the Partnership. The actual tax consequences of the exchange of exchangeable shares for LP units may vary depending on a holder’s individual circumstances.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of exchangeable shares who is for U.S. federal tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) the primary supervision of which is subject to a court within the United States and all substantial decisions of which one or more U.S. persons have the authority to control or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of exchangeable shares, other than a U.S. holder or an entity classified as a partnership or other fiscally transparent entity for U.S. federal tax purposes.

If a partnership holds exchangeable shares, the tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold exchangeable shares should consult an independent tax advisor.

This discussion does not constitute tax advice and is not intended to be a substitute for tax planning. Each holder should consult an independent tax advisor concerning the U.S. federal, state and local income tax consequences of exchanging exchangeable shares for LP units, as well as any tax consequences under the laws of any other taxing jurisdiction.

Partnership Status of the Partnership and BRELP

Each of the Partnership and BRELP has made a protective election to be classified as a partnership for U.S. federal tax purposes. An entity that is treated as a partnership for U.S. federal tax purposes generally incurs no U.S. federal income tax liability. Instead, each partner is generally required to take into account its allocable share of items of income, gain, loss, deduction, or credit of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner generally are not taxable unless the amount of cash distributed to a partner is in excess of the partner’s adjusted basis in its partnership interest.

An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership”, unless an exception applies. The Partnership is publicly traded. However, an exception, referred to as the “Qualifying Income Exception”, exists with respect to a publicly traded partnership if (i) at least 90% of such partnership’s gross income for every taxable year consists of “qualifying income” and (ii) the partnership would not be required to register under the Investment Company Act of 1940 if it were a U.S. corporation. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.

The general partner of the Partnership and the general partner of BRELP intend to manage the affairs of the Partnership and BRELP, respectively, so that the Partnership will meet the Qualifying Income Exception in each taxable year. Accordingly, the general partner of the Partnership believes that the Partnership will be treated as a partnership and not as a corporation for U.S. federal income tax purposes.

The remainder of this summary assumes that the Partnership and BRELP will be treated as partnerships for U.S. federal income tax purposes.

Characterization of the Exchangeable Shares

The U.S. federal income tax consequences for holders of exchangeable shares relating to the exchange of exchangeable shares for LP units will depend, in part, on whether the exchangeable shares are, for U.S. federal income tax purposes, treated as stock of BEPC and not as interests in the Partnership. The general partner of the Partnership intends to take the position and believes that the exchangeable shares are properly characterized as stock of BEPC for U.S. federal income tax purposes. However, the treatment of the exchangeable shares as stock of BEPC is not free from doubt, as there is no direct authority regarding the proper U.S. federal income tax treatment of securities similar to the exchangeable shares. If the exchangeable shares are not treated as stock of BEPC and are instead treated as LP units, then a holder of exchangeable shares generally would be expected to be taxed in the same manner as a holder of LP units. The remainder of this summary assumes that the exchangeable shares will be treated as stock of BEPC for U.S. federal income tax purposes.

Consequences to U.S. Holders

Exchange of Exchangeable Shares. Subject to the discussion below under the headings “—Exercise of the Partnership Call Right” and “—Passive Foreign Investment Company Considerations”, a U.S. holder generally will recognize capital gain or loss upon an exchange at the request of the holder (other than an exchange that is treated as a distribution, as discussed below) of the exchangeable shares for LP units equal to the difference between the amount realized upon the exchange and such holder’s adjusted tax basis in the exchangeable shares so exchanged. The amount realized will equal the amount of cash, if any, plus the fair market value of the LP units received. Any such capital gain or loss will be long-term capital gain or loss if such holder’s holding period for the exchangeable shares exceeds one year at the time of the exchange. Gain or loss recognized by a U.S. holder generally will be treated as U.S.-source gain or loss for foreign tax credit limitation purposes. Long-term capital gains of non-corporate U.S. holders generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations.

The U.S. federal income tax consequences described in the preceding paragraph should also apply to a U.S. holder whose exchange request is satisfied by the delivery of LP units by Brookfield pursuant to the rights agreement. For the U.S. federal income tax consequences to a U.S. holder whose exchange request is satisfied by the delivery of LP units pursuant to the Partnership’s exercise of the Partnership call right, see the discussion below under the heading “—Exercise of the Partnership Call Right”. The U.S. federal income tax consequences to a U.S. holder whose exchange request is satisfied by the delivery of LP units by BEPC is described in the following paragraph.

An exchange of exchangeable shares satisfied by BEPC will result in the recognition of gain or loss by a U.S. holder, as described above, if such exchange is (i) in “complete redemption” of the U.S. holder’s equity interest in BEPC (within the meaning of Section 302(b)(3) of the Code), (ii) a “substantially disproportionate” redemption of stock (within the meaning of Section 302(b)(2) of the Code), or (iii) “not essentially equivalent to a dividend” (within the meaning of Section 302(b)(1) of the Code). In determining whether any of these tests has been met with respect to the exchange of the exchangeable shares, each U.S. holder may be required to take into account not only the exchangeable shares and other equity interests in BEPC actually owned by such holder, but also other equity interests in BEPC that are constructively owned by such holder within the meaning of Section 318 of the Code. If a U.S. holder owns (actually or constructively) only an insubstantial percentage of the total equity interests in BEPC and exercises no control over BEPC’s corporate affairs, such holder may be entitled to sale or exchange treatment on an exchange of the exchangeable shares if such holder experiences a reduction in its equity interest in BEPC (taking into account any constructively owned equity interests) as a result of the exchange.

If a U.S. holder meets none of the alternative tests of Section 302(b) of the Code, the exchange will be treated as a distribution with respect to exchangeable shares. Subject to the discussion below under the heading “—Passive Foreign Investment Company Considerations”, the gross amount of a distribution paid to a U.S. holder with respect to exchangeable shares (including any amounts withheld to pay Canadian withholding taxes) would be included in such holder’s gross income as a dividend to the extent paid out of BEPC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of such distribution exceeds BEPC’s current and accumulated earnings and profits, it would be treated first as a tax-free return of a U.S. holder’s tax basis in its exchangeable shares, and to the extent the amount of such distribution exceeds such U.S. holder’s tax basis, the excess would be taxed as capital gain. In the event that the exchange is properly treated as a distribution, the amount of the distribution will be equal to the amount of cash, if any, and the fair market value of the LP units received. Dividends received by non-corporate U.S. holders may be subject to tax at preferential rates applicable to long-term capital gains, provided certain conditions are met.

Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular U.S. holder of exchangeable shares will depend upon the facts and circumstances as of the time the determination is made, each U.S. holder is urged to consult an independent tax advisor regarding the tax treatment of the exchange of exchangeable shares for LP units, including the calculation of such holder’s tax basis in any remaining exchangeable shares in the event the exchange of exchangeable shares for LP units is treated as a distribution.

Exercise of the Partnership Call Right. The Partnership has the right to acquire exchangeable shares directly from a holder under certain circumstances in exchange for LP units or cash (the “Partnership call right”). The U.S. federal income tax consequences to a U.S. holder of the exchange of exchangeable shares for LP units pursuant to the exercise of the Partnership call right will depend in part on whether the exchange qualifies as tax-free under Section 721(a) of the Code. For the exchange to so qualify, the Partnership (i) must be classified as a partnership and not as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes and (ii) must not be treated as an investment company for purposes of Section 721(b) of the Code. With respect to the classification of the Partnership as a partnership, see the discussion above under “Material United States Federal Income Tax Considerations—Partnership Status of the Partnership and BRELP”.

Section 721(b) of the Code provides that Section 721(a) of the Code will not apply to gain realized on a transfer of property to a partnership which would be treated as an investment company (within the meaning of Section 351 of the Code) if the partnership were incorporated. Under Section 351 of the Code and the Treasury Regulations thereunder, a transfer of property will be considered a transfer to an investment company only if (i) the transfer results, directly or indirectly, in “diversification” of the transferor’s interests, and (ii) the transferee is a regulated investment company, a real estate investment trust, or a corporation more than 80% of the value of whose assets are held for investment and (subject to certain exclusions) are stock or securities, as defined in Section 351(e) of the Code. For purposes of this determination, the stock and securities of a corporate subsidiary are disregarded and the parent corporation is treated as owning its ratable share of the subsidiary’s assets if the parent corporation owns 50% or more of the subsidiary corporation’s stock by voting power or value. The Treasury Regulations also provide that whether an entity is an investment company ordinarily will be determined by reference to the circumstances in existence immediately after the transfer in question. However, where circumstances change thereafter pursuant to a plan in existence at the time of the transfer, this determination will be made by reference to the later circumstances.

Based on the holders’ rights in the event of the liquidation or dissolution of BEPC (or the Partnership) and the terms of the exchangeable shares, which are intended to provide an economic return equivalent to the economic return on LP units (including identical distributions), and taking into account the expected relative values of the Partnership’s assets and its ratable share of the assets of its subsidiaries for the foreseeable future, the general partner of the Partnership currently does not expect a U.S. holder’s transfer of exchangeable shares in exchange for LP units pursuant to the Partnership’s exercise of the Partnership call right to be treated as a transfer of property to an investment company within the meaning of Section 721(b) of the Code. Thus, the general partner of the Partnership currently expects such exchange to qualify as tax-free under Section 721(a) of the Code. However, no definitive determination can be made as to whether any such future exchange will qualify as tax-free under Section 721(a) of the Code, as this will depend on the facts and circumstances at the time of the exchange. Many of these facts and circumstances are not within the control of the Partnership, and no assurance can be provided as to the position, if any, taken by the general partner of the Partnership with regard to the U.S. federal income tax treatment of any such exchange. Nor can any assurance be given that the IRS will not assert, or that a court would not sustain, a position contrary to any future position taken by the Partnership. If the Partnership were an investment company immediately following the exchange of exchangeable shares for LP units pursuant to the exercise of the Partnership call right, and such exchange were to result in diversification of interests with respect to a U.S. holder, then Section 721(a) of the Code would not apply with respect to such holder, and such holder would be treated as if such holder had sold in a taxable transaction such holder’s exchangeable shares to the Partnership for cash in an amount equal to the value of the LP units received.

Even if a U.S. holder’s transfer of exchangeable shares in exchange for LP units pursuant to the Partnership’s exercise of the Partnership call right qualifies as tax-free under Section 721(a) of the Code, such U.S. holder will be subject to special rules that may result in the recognition of additional taxable gain or income. Under Section 704(c)(1) of the Code, if appreciated property is contributed to a partnership, the contributing partner must recognize any gain that was realized but not recognized for U.S. federal income tax purposes with respect to the property at the time of the contribution (referred to as “built-in gain”) if the partnership sells such property (or otherwise transfers such property in a taxable exchange) at any time thereafter or distributes such property to another partner within seven years of the contribution in a transaction that does not otherwise result in the recognition of built-in gain by the partnership. If Section 704(c)(1) of the Code applies with respect to a U.S. holder, and such holder fails to disclose to the Partnership its basis in exchangeable shares exchanged for LP units pursuant to the exercise of the Partnership call right, then, solely for the purpose of allocating items of income, gain, loss, or deduction under Section 704(c) of the Code, the general partner of the Partnership intends to use a reasonable method to estimate such holder’s basis in the exchangeable shares exchanged for LP units pursuant to the exercise of the Partnership call right. To ensure compliance with Section 704(c) of the Code, such estimated basis could be lower than a U.S. holder’s actual basis in its exchangeable shares. As a result, the amount of gain reported by the Partnership to the IRS with respect to such U.S. holder in connection with such subsequent transfers could be greater than the correct amount.

If Section 704(c)(1) does not apply as a result of any such subsequent transfers by the Partnership or BRELP of exchangeable shares transferred by a U.S. holder for LP units in an exchange qualifying as tax-free under Section 721(a) of the Code, then such U.S. holder could, nonetheless, be required to recognize part or all of the built-in gain in its exchangeable shares deferred as a result of such exchange under other provisions of the Code. Under Section 737 of the Code, such U.S. holder could be required to recognize built-in gain if the Partnership were to distribute any property of the Partnership other than money (or, in certain circumstances, exchangeable shares) to such former holder of exchangeable shares within seven years of exercise of the Partnership call right. Under Section 707(a) of the Code, such U.S. holder could also be required to recognize built-in gain in certain circumstances. Section 707(a) of the Code and the Treasury Regulations thereunder create a presumption that any distributions of cash or other property made by a partnership to a partner that contributed property within two years of the distribution will be treated as a payment in consideration for the property otherwise treated as contributed to the partnership in exchange for a partnership interest, with certain limited exceptions, including an exception for “operating cash flow distributions”. For this purpose, an “operating cash flow distribution” is any distribution, including, but not limited to, a complete or partial redemption distribution, that does not exceed the product of the “net cash flow from operations” (as defined in the applicable Treasury Regulations) of the partnership for the year multiplied by the lesser of the partner’s percentage interest in overall partnership profits for that year or the partner’s percentage interest in overall partnership profits for the life of the partnership. If a distribution to a U.S. holder within two years of the transfer of exchangeable shares in exchange for LP units is treated as part of a deemed sale transaction under Section 707(a) of the Code, such U.S. holder will recognize gain or loss in an amount equal to the difference between (i) the amount of cash and the fair market value of the property received and (ii) such U.S. holder’s adjusted tax basis in the exchangeable shares deemed to have been sold. Such gain or loss will be recognized in the year of the transfer of exchangeable shares in exchange for LP units, and, if such U.S. holder has already filed a tax return for such year, such holder may be required to file an amended return. In such a case, the U.S. holder may also be required to report some amount of imputed interest income.

If Section 721(a) of the Code applies to a U.S. holder’s exchange of exchangeable shares for LP units pursuant to the exercise of the Partnership call right by the Partnership and none of the special provisions of the Code described in the two preceding paragraphs applies, then such U.S. holder generally should not recognize gain or loss with respect to exchangeable shares treated as contributed to the Partnership in exchange for LP units, except as described below under the heading “—Passive Foreign Investment Company Considerations”. The aggregate tax basis of the LP units received by such U.S. holder pursuant to the Partnership call right would be the same as the aggregate tax basis of the exchangeable shares (or single undivided portion thereof) exchanged therefor, increased by such holder’s share of the Partnership’s liabilities, if any. The holding period of the LP units received in exchange for exchangeable shares would include the holding period of the exchangeable shares surrendered in exchange therefor. A U.S. holder who acquired different blocks of exchangeable shares at different times or different prices should consult an independent tax advisor regarding the manner in which gain or loss should be determined in such holder’s particular circumstances and such holder’s holding period in LP units received in exchange for exchangeable shares.

For a general discussion of the U.S. federal income tax consequences to a U.S. holder of owning and disposing of LP units received in exchange for exchangeable shares, see the discussion in Item 10.E “Taxation—Material U.S. Federal Income Tax Considerations” in the Annual Report. The U.S. federal income tax consequences of exchanging exchangeable shares for LP units are complex, and each U.S. holder is urged to consult an independent tax advisor regarding such consequences in light of such holder’s particular circumstances.

Passive Foreign Investment Company Considerations. Certain adverse U.S. federal income tax consequences could apply to a U.S. holder if BEPC is treated as a passive foreign investment company (“PFIC”) for any taxable year during which the U.S. holder holds exchangeable shares. A non-U.S. corporation, such as BEPC, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income, and net foreign currency gains.

Based on its expected income, assets, and activities, BEPC does not expect to be a PFIC for the current taxable year, nor does it expect to become a PFIC for the foreseeable future. However, the determination of whether BEPC is or will be a PFIC must be made annually as of the close of each taxable year. Because PFIC status depends upon the composition of BEPC’s income and assets from time to time, there can be no assurance that BEPC will not be considered a PFIC for any taxable year, or that the IRS or a court will agree with BEPC’s determination as to its PFIC status.

If BEPC were a PFIC for any taxable year during which a U.S. holder held exchangeable shares, then gain recognized by such U.S. holder upon the sale or other taxable disposition of the exchangeable shares (such as gain from a taxable exchange of exchangeable shares for LP units) generally would be allocated ratably over the U.S. holder’s holding period for the exchangeable shares. The amounts allocated to the taxable year of the sale or other taxable disposition and to any year before BEPC became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the tax on such amount. Further, to the extent that any distribution received by a U.S. holder on its exchangeable shares were to exceed 125% of the average of the annual distributions on the exchangeable shares received during the preceding three years or the U.S. holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. Similar rules would apply with respect to any lower-tier PFICs treated as owned indirectly by a U.S. holder through such holder’s ownership of exchangeable shares.

Certain elections may be available to U.S. holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. If a U.S. holder were to make an election to treat such holder’s interest in BEPC as a “qualified electing fund” (a “QEF election”) for the first year such holder were treated as holding such interest, then in lieu of the tax consequences described in the paragraph immediately above, the U.S. holder would be required to include in income each year a portion of the ordinary earnings and net capital gains of BEPC, even if not distributed to the holder. A QEF election must be made by a U.S. holder on an entity-by-entity basis. To make a QEF election, a U.S. holder must, among other things, (i) obtain a PFIC annual information statement and (ii) prepare and submit IRS Form 8621 with such U.S. holder’s annual income tax return. To the extent reasonably practicable, BEPC intends to make available information related to the PFIC status of BEPC and any other subsidiary of BEPC that BEPC is able to identify as a PFIC with respect to U.S. holders, including information necessary to make a QEF election with respect to each such entity.

In the case of a PFIC that is a publicly traded foreign company, and in lieu of making a QEF election, an election may be made to “mark to market” the stock of such publicly traded foreign company on an annual basis. Pursuant to such an election, a U.S. holder would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. No assurance can be provided that BEPC or any of its subsidiaries will qualify as PFICs that are publicly traded or that a mark-to-market election will be available for any such entity.

Subject to certain exceptions, a U.S. person who directly or indirectly owns an interest in a PFIC generally is required to file an annual report with the IRS, and the failure to file such report could result in the imposition of penalties on such U.S. person and in the extension of the statute of limitations with respect to federal income tax returns filed by such U.S. person. The application of the PFIC rules to U.S. holders is uncertain in certain respects, and the PFIC rules remain subject to recently proposed Treasury Regulations yet to be made final. Each U.S. holder should consult an independent tax advisor regarding the application of the PFIC rules, including the foregoing filing requirements and the recently proposed Treasury Regulations, as well as the advisability of making any available election under the PFIC rules, with respect to such holder’s exchange of exchangeable shares for LP units.

Additional Tax on Net Investment Income. Certain U.S. holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income”, which may include all or a portion of their dividend income and net gains from the disposition of exchangeable shares. Each U.S. holder that is an individual, estate or trust should consult an independent tax advisor regarding the applicability of this tax to its income and gains in respect of exchangeable shares.

Foreign Financial Asset Reporting. Certain U.S. holders are required to report information relating to an interest in the exchangeable shares, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their U.S. federal income tax returns. Significant penalties may apply for the failure to satisfy these reporting obligations. Each U.S. holder is urged to consult an independent tax advisor regarding the information reporting obligations, if any, with respect to such holder’s exchange of exchangeable shares for LP units.

Information Reporting and Backup Withholding. Distributions on exchangeable shares made to a U.S. holder and proceeds from the sale or other disposition of exchangeable shares may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

The exchange of exchangeable shares for LP units by a non-U.S. holder generally will not be subject to U.S. federal income tax. Special rules may apply to any non-U.S. holder (i) that has an office or fixed place of business in the United States; (ii) that is present in the United States for 183 days or more in a taxable year; or (iii) that is (a) a former citizen or long-term resident of the United States, (b) a foreign insurance company that is treated as holding a partnership interest in the Partnership in connection with its U.S. business, (c) a PFIC, (d) a controlled foreign corporation, or (e) a corporation that accumulates earnings to avoid U.S. federal income tax. Each non-U.S. holder should consult an independent tax advisor regarding the application of these special rules.

THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO THE PARTNERSHIP, HOLDERS OF LP UNITS, BEPC, AND HOLDERS OF EXCHANGEABLE SHARES ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN, AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER, AND IN REVIEWING THIS PROSPECTUS THESE MATTERS SHOULD BE CONSIDERED. EACH HOLDER SHOULD CONSULT AN INDEPENDENT TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES OF THE EXCHANGE OF EXCHANGEABLE SHARES FOR LP UNITS.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following describes the material Canadian federal income tax consequences with respect to the exchange of exchangeable shares for LP units as described in this prospectus as of the date hereof by a holder who is the beneficial owner of such exchangeable shares and, for the purposes of the Income Tax Act (Canada) (the “Tax Act”), (i) deals at arm’s length and is not affiliated with BEPC and the Partnership and (ii) holds the exchangeable shares as capital property (a “Holder”). Generally, the exchangeable shares will be considered to be capital property to a Holder provided the Holder does not hold such shares in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is based upon the facts as set out in this prospectus, the current provisions of the Tax Act and the regulations thereunder, and the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action or decision, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary should be read in conjunction with the discussion of the material Canadian federal income tax considerations associated with the holding and disposition of LP units set forth in Item 10.E “Taxation — Certain Material Canadian Federal Income Tax Considerations” and Item 3.D “Risk Factors — Risks Relating to Taxation” in the Partnership’s most recent Annual Report. The following discussion is limited as described in Item 10.E “Taxation — Certain Material Canadian Federal Income Tax Considerations” in the Partnership’s most recent Annual Report and as described herein.

This summary assumes that at all relevant times (i) the exchangeable shares will be listed on a “designated stock exchange” in Canada for the purposes of the Tax Act (which currently includes the TSX), (ii) not more than 50% of the fair market value of an exchangeable share or an LP unit is attributable to one or more properties each of which is real property in Canada, a “Canadian resource property” or a “timber resource property”, and (iii) neither the Partnership nor BEPC is a “tax shelter” or a “tax shelter investment”, each as defined in the Tax Act. In addition, BEPC expects that at all relevant times, all or substantially all of its property and the LP units will not be “taxable Canadian property” as defined in the Tax Act. No assurance can be given in relation to the foregoing.

Management of BEPC believes that BEPC currently qualifies as a mutual fund corporation for the purposes of the Tax Act. To maintain its mutual fund corporation status, BEPC is required to comply with specific restrictions under the Tax Act regarding its activities and the investments held by it. BEPC intends to continue to qualify as a “mutual fund corporation” throughout each taxation year in which exchangeable shares are outstanding and this summary assumes that will be the case. To maintain its mutual fund corporation status, BEPC is required to comply with specific restrictions under the Tax Act regarding its activities and the investments held by it. BEPC intends to continue to qualify as a “mutual fund corporation” throughout each taxation year in which exchangeable shares are outstanding and this summary assumes that will be the case. If BEPC was to cease to qualify as a mutual fund corporation, material adverse tax consequences to it and the holders may arise.

This summary is not applicable to a holder: (i) an interest in which would be a “tax shelter investment” or who holds or acquires exchangeable shares or LP units as a “tax shelter investment”, (ii) that is a “financial institution” for purposes of the “mark-to-market property” rules, (iii) that reports its “Canadian tax results” in a currency other than Canadian currency, (iv) that has entered or will enter into a “derivative forward agreement” in respect of the exchangeable shares or the LP units, each as defined in the Tax Act or (v) that is a corporation resident in Canada and is, or becomes (or does not deal at arm’s length for purposes of the Tax Act with a corporation that is or becomes) as part of a transaction or event or series of transactions or events that includes the acquisition of the exchangeable shares, controlled by a non-resident person or a group of non-resident persons not dealing with each other at arm’s length for purposes of section 212.3 of the Tax Act. Furthermore, this summary is not applicable to a holder that is a “controlling corporation” of BEPC (for purposes of subsection 191(1) of the Tax Act), a person with whom the controlling corporation does not deal at arm’s length or a partnership or trust of which the controlling corporation or person with whom the controlling corporation does not deal at arm’s length is a member or beneficiary for purposes of the Tax Act. Such holders should consult their own tax advisors.

This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder, and no representation concerning the tax consequences to any particular Holder or prospective Holder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective Holders should consult their own tax advisors having regard to their particular circumstances.

Generally, for purposes of the Tax Act, all amounts relating to the disposition of exchangeable shares (including on an exchange for LP units at the request of a Holder) must be expressed in Canadian currency. Amounts denominated in another currency must be converted into Canadian currency using the applicable rate of exchange (pursuant to the Tax Act) quoted by the Bank of Canada on the date such amounts arose, or such other rate of exchange as is acceptable to the CRA.

Taxation of Holders Resident in Canada

The following portion of the summary is generally applicable to a Holder who, at all relevant times, is resident or deemed to be resident in Canada under the Tax Act (a “Resident Holder”). Certain Resident Holders may be entitled to make, or may have already made, the irrevocable election permitted by subsection 39(4) of the Tax Act the effect of which may be to deem any exchangeable shares (and all other “Canadian securities”, as defined in the Tax Act) owned by such Resident Holder to be capital property in the taxation year in which the election is made and in all subsequent taxation years. Resident Holders whose exchangeable shares might not otherwise be considered to be capital property should consult their own tax advisors concerning this election.

Exchange of Exchangeable Shares. A Resident Holder who disposes of, or who is deemed to dispose of, exchangeable shares (including on an exchange for LP units at the request of the Resident Holder) will realize a capital gain (or sustain a capital loss) equal to the amount by which the proceeds of disposition exceed (or are exceeded by) the aggregate of the Resident Holder’s adjusted cost base of such shares and any reasonable costs of disposition.

In general, one-half of a capital gain realized by a Resident Holder in a taxation year must be included in income as a taxable capital gain. One-half of a capital loss realized by a Resident Holder in a taxation year generally must be deducted as an “allowable capital loss” against taxable capital gains realized in the year. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years in accordance with the provisions of the Tax Act.

The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of exchangeable shares may be reduced by the amount of any dividends received or deemed to be received by the Resident Holder on such exchangeable shares to the extent and under the circumstances described in the Tax Act. Similar rules may apply where exchangeable shares are owned by a partnership or trust of which a corporation, partnership or trust is a member or beneficiary. Such Resident Holders should consult their own advisors.

A taxable capital gain realized by a Resident Holder that is an individual (other than certain trusts) may give rise to a liability for alternative minimum tax.

The cost of an LP unit to a Resident Holder received on the exchange of an exchangeable share will equal the fair market value of the exchangeable share for which it was exchanged at the time of the exchange. The adjusted cost base to a Resident Holder of the LP units at any time will be determined by averaging the cost of such LP units with the adjusted cost base of any other LP units owned by the Resident Holder as capital property at the time.

For a description of the Canadian federal income tax considerations of holding and disposing of LP units, see the discussion in Item 10.E “Taxation — Certain Material Canadian Federal Income Tax Considerations” in the Partnership’s Annual Report.

Additional Refundable Tax. A Resident Holder that is throughout its taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) will be liable to pay an additional refundable tax on its “aggregate investment income”, which includes an amount in respect of net taxable capital gains.

Taxation of Holders Not Resident in Canada

The following portion of the summary is generally applicable to a Holder who, at all relevant times, for the purposes of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold the exchangeable shares in a business carried on in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere.

Exchange of Exchangeable Shares. A Non-Resident Holder will not be subject to tax under the Tax Act on a disposition or deemed disposition of exchangeable shares (including on an exchange for LP units at the request of the Non-Resident Holder) unless the exchangeable shares are “taxable Canadian property” of the Non-Resident Holder for purposes of the Tax Act at the time of the disposition or deemed disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.

Generally, the exchangeable shares will not constitute “taxable Canadian property” of a Non-Resident Holder at a particular time provided that BEPC is a mutual fund corporation unless, at any particular time during the 60-month period that ends at that time, both of the following conditions are met concurrently: (a) 25% or more of the issued shares of any class of the capital stock of BEPC were owned by or belonged to one or any combination of (i) the Non-Resident Holder, (ii) persons with whom the Non-Resident Holder did not deal at arm’s length for purposes of the Tax Act, and (iii) partnerships in which the Non-Resident Holder or a person described in (ii) holds a membership interest directly or indirectly through one or more partnerships; and (b) more than 50% of the fair market value of the exchangeable shares was derived, directly or indirectly, from one or any combination of: (i) real or immovable property situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of (b)(i) to (iii), whether or not the property exists. A holder of exchangeable shares that also holds one or more LP units will generally meet the condition in (a) above; however, it is generally not expected that the condition in (b) will be met.

Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, the exchangeable shares may be deemed to be “taxable Canadian property.” Non-Resident Holders for whom exchangeable shares may constitute “taxable Canadian property” should consult their own tax advisors.

The cost of an LP unit to a Non-Resident Holder received on the exchange of an exchangeable share will equal the fair market value of the exchangeable share for which it was exchanged at the time of the exchange.

The adjusted cost base to a Non-Resident Holder of LP units at any time will be determined by averaging the cost of such LP units with the adjusted cost base of any other LP units owned by the Non-Resident Holder as capital property at the time.

For a description of the Canadian federal income tax considerations of holding and disposing of LP units, see the discussion in Item 10.E “Taxation — Certain Material Canadian Federal Income Tax Considerations” in the Partnership’s Annual Report.

LEGAL MATTERS

The validity of the securities offered hereby and certain other legal matters with respect to the laws of Bermuda will be passed upon for us by Appleby (Bermuda) Limited.

EXPERTS

The consolidated financial statements of the Partnership, incorporated in this prospectus by reference from the Partnership’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed with the SEC on February 26, 2021, and the effectiveness of the Partnership’s internal control over financial reporting, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements have been so incorporated herein by reference in reliance upon the reports of such firm given on their authority as experts in accounting and auditing. The offices of Ernst & Young LLP are located at Ernst & Young Tower, 100 Adelaide Street West, Toronto, ON M5H 0B3.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and periodic reporting requirements of the Exchange Act applicable to “foreign private issuers” (as such term is defined in Rule 405 under the Securities Act) and will fulfill the obligations with respect to those requirements by filing or furnishing reports with the SEC. In addition, we are required to file documents filed with the SEC with the securities regulatory authority in each of the provinces and territories of Canada. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC. The address of the SEC Internet site is www.sec.gov. You are invited to read and copy any reports, statements or other information, other than confidential filings, that we file with the Canadian securities regulatory authorities. These filings are electronically available from the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com, the Canadian equivalent of the SEC electronic document gathering and retrieval system. This information is also available on our website at https://bep.brookfield.com. The information on our website is not incorporated by reference into the Registration Statement and should not be considered a part of the Registration Statement or this prospectus, and the reference to our website in the Registration Statement and this prospectus is an inactive textual reference only.

As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of Units. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the SEC, as soon as practicable, and in any event within 120 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent public accounting firm. We also intend to furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain documents that we file with or furnish to the SEC. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. The following documents, which have been filed with the securities regulatory authorities in Canada and filed with, or furnished to, the SEC, are specifically incorporated by reference into, and form an integral part of, this prospectus:

•

Our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed with the SEC on February 26, 2021 (the “Annual Report”), including the description of our LP units and any amendment or report filed for purposes of updating such description, is hereby incorporated by reference in this prospectus; and

•	Our Current Report on Form 6-K, filed with the SEC on August 5, 2021 (Exhibits 99.2 and 99.3 only).

In addition, all subsequent annual reports filed by us with the SEC on Form 20-F and any current reports on Form 6-K filed or furnished by us that is identified in such form as being incorporated by reference into the registration statement of which this prospectus forms a part, in each case subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus as of the date of the filing or furnishing of such documents. We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents. Requests for such copies should be directed to:

Brookfield Renewable Partners L.P.

Corporate Secretary

73 Front Street, 5th Floor

Hamilton HM 12

Bermuda

Telephone: (441) 294-3309

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded, for the purposes of this prospectus, to the extent that a statement contained in this prospectus or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed to be an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

The Partnership is formed under the laws of Bermuda. A substantial portion of the Partnership’s assets are located outside of Canada and the United States and certain of the directors of our general partner, as well as certain of the experts named in this prospectus, may be residents of jurisdictions outside of Canada and the United States. The Partnership has expressly submitted to the jurisdiction of the Ontario courts and has appointed an agent for service of process in Ontario and in the United States. However, it may be difficult for investors to effect service within Ontario or elsewhere in Canada or the United States upon those directors and experts who are not residents of Canada or the United States, as applicable. Investors are advised that it may also not be possible for investors to enforce judgments obtained in Canada or the United States against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada or the United States, even if the party has appointed an agent for service of process. Furthermore, it may be difficult to realize upon or enforce in Canada or the United States any judgment of a court of Canada or the United States against the Partnership, the directors of our general partner or the experts named in this prospectus since a substantial portion of the Partnership’s assets and the assets of such persons may be located outside of Canada and the United States. The Partnership has been advised by counsel that there is no treaty in force between Canada and Bermuda or the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a Canadian or U.S. judgment would be capable of being the subject of enforcement proceedings in Bermuda against the Partnership, the directors of our general partner or the experts named in this prospectus depends on whether the Canadian or U.S. court that entered the judgment is recognized by a Bermuda court as having jurisdiction over the Partnership, the directors of our general partner or the experts named in this prospectus, as determined by reference to Bermuda conflict of law rules. The courts of Bermuda would likely recognize as a valid, final and conclusive judgment in personam in respect of a judgment obtained in a Canadian or U.S. court pursuant to which a debt or definitive sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) as long as (i) the court had proper jurisdiction over the parties subject to the judgment and had jurisdiction to give the judgment as a matter of Bermuda law; (ii) the court did not contravene the rules of natural justice of Bermuda; (iii) the judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of Bermuda; (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and (vi) the Canadian or U.S. judgment (being a foreign judgment) does not conflict with a prior Bermuda judgment.

In addition to and irrespective of jurisdictional issues, Bermuda courts will not enforce a provision of Canadian or U.S. federal securities laws that is either penal in nature or contrary to public policy. It is the advice of the Partnership’s Bermuda counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be enforced by a Bermuda court. Specified remedies available under the laws of Canadian or U.S. jurisdictions, including specified remedies under Canadian securities laws or U.S. federal securities laws, would not likely be available under Bermuda law or enforceable in a Bermuda court, as they may be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against the Partnership, the directors of our general partner or the experts named in this prospectus in the first instance for a violation of Canadian securities laws or U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda.

EXPENSES

The following are the estimated aggregate expenses incurred or expected to be incurred in connection with the exchanges of exchangeable shares for LP units being registered under the registration statements of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$962,309.68
Trustee and transfer agent fees	$20,000.00
Legal fees and expenses	$30,000.00
Accounting fees and expenses	$60,000.00

Total	$1,072,309.68

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The sections of the Annual Report on Form 20-F of Brookfield Renewable Partners L.P. (the “Partnership”) for the year ended December 31, 2020 entitled “Item 6.A. Directors and Senior Management—Our Master Services Agreement—Indemnification and Limitations on Liability,” “Item 7.B. Related Party Transactions—Indemnification Arrangements,” “Item 10.B. Memorandum and Articles of Association—Description of Our LP units, Preferred Units and the Amended and Restated Limited Partnership Agreement of BEP—Indemnification; Limitations on Liability,” and “Item 10.B. Memorandum and Articles of Association—Description of the Amended and Restated Limited Partnership Agreement of BRELP—Indemnification; Limitations on Liability” include disclosure relating to the indemnification of certain of the Partnership’s affiliates and the directors and officers of the Partnership’s general partner and the Partnership’s service providers and are incorporated by reference herein.

Item 9.	EXHIBITS

The following exhibits have been filed or incorporated by reference as part of this Registration Statement on Form F-3:

Exhibit	Description

3.1(1)	Certificate of Registration of Brookfield Renewable Energy Partners L.P., dated June 29, 2011

3.2(1)	Certificate of Deposit of Supplementary Certificate of Brookfield Renewable Energy Partners L.P., dated August 29, 2011.

3.3(1)	Certificate of Deposit of Supplementary Certificate of Brookfield Renewable Energy Partners L.P., dated December 21, 2011.

3.4(1)	Certificate of Deposit of Supplementary Certificate of Brookfield Renewable Energy Partners L.P., dated May 11, 2012.

3.5(2)	Certificate of Deposit of Supplementary Certificate of Brookfield Renewable Partners L.P., dated May 4, 2016.

3.6(1)	Certificate of Deposit of Memorandum of Increase of Share Capital, dated November 23, 2011.

3.7(3)	Fourth Amended and Restated Limited Partnership Agreement of Brookfield Renewable Partners L.P., dated May 3, 2016.

3.8(4)	First Amendment to the Fourth Amended and Restated Limited Partnership Agreement of Brookfield Renewable Partners L.P., dated May 25, 2016.

3.9(5)	Second Amendment to the Fourth Amended and Restated Limited Partnership Agreement of Brookfield Renewable Partners L.P., dated February 14, 2017.

3.10(6)	Third Amendment to the Fourth Amended and Restated Limited Partnership Agreement of Brookfield Renewable Partners L.P., dated January 16, 2018.

3.11(7)	Fourth Amendment to the Fourth Amended and Restated Limited Partnership Agreement of Brookfield Renewable Partners L.P., dated February 28, 2019.

3.12(8)	Fifth Amendment to the Fourth Amended and Restated Limited Partnership Agreement of Brookfield Renewable Partners L.P., dated March 11, 2019.

3.13(10)	Sixth Amendment to the Fourth Amended and Restated Limited Partnership Agreement of Brookfield Renewable Partners L.P., dated February 24, 2020.

3.14(11)	Seventh Amendment to the Fourth Amended and Restated Limited Partnership Agreement of Brookfield Renewable Partners L.P., dated July 28, 2020.

3.15(1)	Articles of Incorporation of Brookfield Renewable Partners Limited.

3.16(1)	Form 13 Amending the Registered Office of Brookfield Renewable Partners Limited.

3.17(9)	Bye-laws of Brookfield Renewable Partners Limited.

4.1(11)	Articles of Brookfield Renewable Corporation

4.2(12)	Rights Agreement, dated as of July 30, 2020, by and between Brookfield Asset Management Inc. and Wilmington Trust, National Association

4.3(12)	Registration Rights Agreement by and between Brookfield Renewable Corporation, Brookfield Renewable Partners L.P. and Brookfield Asset Management Inc.

4.4(12)	Equity Commitment Agreement, dated as of July 30, 2020, by and among Brookfield BRP Holdings (Canada) Inc., Brookfield Renewable Corporation and Brookfield Renewable Partners L.P.

5.1	Opinion of Appleby (Bermuda) Limited, as to certain matters of Bermuda law

23.1	Consent of Ernst & Young LLP

23.2	Consent of Appleby (Bermuda) Limited (included in the opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (included in the signature page)

99.1(11)	Form of Notice of Exchange

(1)	Filed as an exhibit to our Registration Statement on Form 20-F including all amendments thereto, with the last such amendment having been made on May 16, 2013, and incorporated herein by reference.
(2)	Filed as an exhibit to our Form 6-K on May 4, 2016, and incorporated herein by reference.
(3)	Filed as an exhibit to our Form 6-K on May 6, 2016, and incorporated herein by reference.
(4)	Filed as an exhibit to our Form 6-K on May 26, 2016, and incorporated herein by reference.
(5)	Filed as an exhibit to our Form 6-K on February 14, 2017, and incorporated herein by reference.
(6)	Filed as an exhibit to our Form 6-K on January 17, 2018, and incorporated herein by reference.
(7)	Filed as an exhibit to our Form 6-K on February 28, 2019, and incorporated herein by reference.
(8)	Filed as an exhibit to our Form 6-K on March 11, 2019, and incorporated herein by reference.
(9)	Filed as an exhibit to our 2015 Form 20-F on February 26, 2016, and incorporated herein by reference.
(10)	Filed as an exhibit to our Form 6-K on February 24, 2020, and incorporated herein by reference.
(11)	Filed as an exhibit to our Form 6-K on July 29, 2020, and incorporated herein by reference.
(12)	Filed as an exhibit to Form 6-K of Brookfield Renewable Corporation on August 3, 2020, and incorporated herein by reference.

Item 10.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the U.S. Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”), pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by or on behalf of the Registrant pursuant to Section 13 or Section 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this Registration Statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of this Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of this Registration Statement or made in any such document immediately prior to such effective date; and

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities: the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of an annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) by or on behalf of the Registrant that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, such Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on August 11, 2021.

BROOKFIELD RENEWABLE PARTNERS L.P., by its general partner, BROOKFIELD RENEWABLE PARTNERS LIMITED

By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

Each person whose signature appears below constitutes and appoints Connor Teskey, Wyatt Hartley, Jennifer Mazin, Gregory Morrison, Gregory McConnie, James Bodi, and Jane Sheere, and each of them, as attorneys-in-fact with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of limited partnership units of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the registration statement on Form F-3 to be filed with the Securities and Exchange Commission with respect to such limited partnership units, to any and all amendments or supplements to such registration statement, whether such amendments or supplements are filed before or after the effective date of such registration statement, to any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to any and all instruments or documents filed as part of or in connection with such registration statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such registration statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on August 11, 2021.

Signature	Title

/s/ Connor Teskey Connor Teskey	Chief Executive Officer of its service provider, BRP Energy Group L.P. (Principal Executive Officer)

/s/ Wyatt Hartley Wyatt Hartley	Chief Executive Officer of its service provider, BRP Energy Group L.P. (Principal Executive Officer)

/s/ Jeffrey Blidner Jeffrey Blidner	Chairman of the Board of Directors

/s/ Scott Cutler Scott Cutler	Director

/s/ Nancy Dorn Nancy Dorn	Director

/s/ David Mann David Mann	Director

/s/ Lou Maroun Lou Maroun	Director

/s/ Sachin Shah Sachin Shah	Director

/s/ Stephen Westwell Stephen Westwell	Director

/s/ Patricia Zuccotti Patricia Zuccotti	Director

AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Brookfield Renewable Partners L.P. in the United States, on this 11th day of August, 2021.

BROOKFIELD POWER US HOLDING AMERICA CO.

By:	/s/ Stephen Gallagher
Name: Stephen Gallagher
Title: Chief Commercial Officer

By:	/s/ Megha Shah
Name: Megha Shah
Title: Vice President & Assistant Secretary